UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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NACCO INDUSTRIES, INC.
(Name of Registrant as Specified in Its Charter)

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NACCO INDUSTRIES, INC.

5875 LANDERBROOK DRIVE, SUITE 220
CLEVELAND, OHIO 44124-4069
NOTICE OF ANNUAL MEETING
The Annual Meeting of stockholders (the "Annual Meeting") of NACCO Industries, Inc. (the "Company") will be held on Wednesday, May 16, 2018 at 11:00 a.m., at 5875 Landerbrook Drive, Cleveland, Ohio, for the following purposes:

1.	To elect eleven Directors, each for a term of one year and until their respective successors are duly elected and qualified;
2.    To approve, on an advisory basis, the Company's Named Executive Officer compensation;

3.    To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018; and

4.    To transact such other business as may properly come before the meeting.

The Board of Directors has fixed the close of business on March 19, 2018 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. The 2018 proxy statement and proxy card are being mailed to stockholders commencing on or about March 26, 2018.

John D. Neumann
Secretary
March 26, 2018

Your vote is very important. Whether or not you plan to attend the Annual Meeting in person, please promptly vote by telephone (1-800-652-8683) or over the Internet (www.investorvote.com/NC) or by completing and mailing the enclosed form of proxy. If you hold shares of both Class A Common Stock and Class B Common Stock, you only have to complete the single enclosed form of proxy or vote once via the Internet or telephone. A self-addressed envelope is enclosed and no postage is required if mailed in the United States. If you wish to attend the meeting and vote in person, you may do so.
The Company's Annual Report for the year ended December 31, 2017 is being mailed to stockholders with the 2018 Proxy Statement. The 2017 Annual Report contains financial and other information about the Company, but is not incorporated into the 2018 Proxy Statement and is not considered part of the proxy soliciting material. You should also note that other information contained on or accessible through our website other than this Proxy Statement is not incorporated by reference into this Proxy Statement and you should not consider that information to be part of this Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders To Be Held on May 16, 2018: The 2018 Proxy Statement and 2017 Annual Report are available, free of charge, at http://www.nacco.com by clicking on the "2018 Annual Meeting Materials" link.

NACCO INDUSTRIES, INC.

5875 LANDERBROOK DRIVE, SUITE 220
CLEVELAND, OHIO 44124-4069
PROXY STATEMENT — MARCH 26, 2018
This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of NACCO Industries, Inc., a Delaware corporation (the "Company," "NACCO," "we," "our" or "us"), of proxies to be used at the annual meeting of our stockholders to be held on May 16, 2018 (the "Annual Meeting"). This Proxy Statement and the related form of proxy are being mailed to stockholders commencing on or about March 26, 2018.
If the enclosed form of proxy is executed, dated and returned or if you vote electronically, the shares represented by the proxy will be voted as directed on all matters properly coming before the Annual Meeting for a vote. Proxies that are properly signed without any indication of voting instructions will be voted as follows:

Proposal	Description	Board Vote Recommendation	Page Reference for More Detail
1	Election of eleven Director nominees named in this Proxy Statement	FOR	46
2	Approval, on an advisory basis, of the Company's Named Executive Officer compensation	FOR	51
3	The ratification of the appointment of Ernst & Young LLP ("EY") as our independent registered public accounting firm for 2018	FOR	53
N/A	Any other matters properly brought before the Board	As recommended by the Board or, if no recommendation is given, in the proxy holders' own discretion	N/A
The proxies may be revoked at any time prior to their exercise by giving notice to us in writing or by executing and delivering a later-dated proxy. Attendance at the Annual Meeting will not automatically revoke a proxy, but a stockholder of record attending the Annual Meeting may request a ballot and vote in person, thereby revoking a previously granted proxy.
Stockholders of record at the close of business on March 19, 2018 will be entitled to notice of, and to vote at, the Annual Meeting. On that date, we had 5,362,773 outstanding shares of Class A Common Stock, par value $1.00 per share ("Class A Common"), entitled to vote at the Annual Meeting and 1,570,146 outstanding shares of Class B Common Stock, par value $1.00 per share ("Class B Common"), entitled to vote at the Annual Meeting. Each share of Class A Common is entitled to one vote for a nominee for each of the eleven directorships to be filled and one vote on each other matter properly brought before the Annual Meeting. Each share of Class B Common is entitled to ten votes for each such nominee and ten votes on each other matter properly brought before the Annual Meeting. Class A Common and Class B Common will vote as a single class on all matters anticipated to be brought before the Annual Meeting.
At the Annual Meeting, in accordance with Delaware law and our Amended and Restated Bylaws ("Bylaws"), the inspectors of election appointed by the Board for the Annual Meeting will determine the presence of a quorum and tabulate the results of stockholder voting. As provided by Delaware law and our Bylaws, the holders of a majority of the outstanding voting power of all classes of our stock, issued and outstanding, and entitled to vote at the Annual Meeting and present in person or by proxy at the Annual Meeting, will constitute a quorum for the Annual Meeting. The inspectors of election intend to (1) treat properly executed proxies marked "abstain" as "present" for purposes of determining whether a quorum has been achieved at the Annual Meeting and (2) treat proxies held in "street name" by brokers that are voted on at least one, but not all, of the proposals to come before the Annual Meeting (the "broker non-votes") as "present" for purposes of determining whether a quorum has been achieved at the Annual Meeting.
Proposal 1 is to elect eleven Directors, each for a term of one year and until their respective successors are duly elected and qualified. Our Bylaws provide that our Directors are elected by a plurality vote. Shares for which authority is withheld to vote for Director nominees and broker non-votes will have no effect on the election of Directors except to the extent the failure to vote for a Director nominee results in another nominee receiving a larger number of votes. In accordance with Delaware law and our Bylaws, the eleven Director nominees receiving the greatest number of votes will be elected Directors.
Proposal 2 is an advisory vote on the Company's Named Executive Officer compensation. We will consider the affirmative vote of the holders of a majority of the votes cast as approval of Proposal 2. Although Proposal 2 is non-binding, the advisory vote allows our stockholders to express their opinions regarding our executive compensation. Abstentions and broker non-votes will not be treated as votes cast, so they will not affect the outcome of Proposal 2.
In accordance with our Bylaws, the affirmative vote of the holders of a majority of the votes cast is required to approve all other proposals that are brought before the Annual Meeting, including Proposal 3. As a result, abstentions will not be treated as votes cast so will not affect the outcome of Proposal 3. Because the ratification of the appointment of the independent auditor is considered a "routine" matter under NYSE rules, there will be no broker non-votes with respect to Proposal 3. Abstentions and broker non-votes with respect to any other proposal will not be counted for purposes of determining whether a proposal has received the required approval by our stockholders.
We are not aware of any business that may properly be brought before the Annual Meeting other than those matters described in this Proxy Statement. If any matters other than those shown on the proxy card are properly brought before the Annual Meeting, the proxy card gives discretionary authority to the persons named on the proxy card to vote the shares represented by such proxy card.

In accordance with Delaware law and our Bylaws, we may, by a vote of the stockholders, in person or by proxy, adjourn the Annual Meeting to a later date(s), without changing the record date. If we were to determine that an adjournment was desirable, the appointed proxies would use the discretionary authority granted pursuant to the proxy cards to vote in favor of such an adjournment.

PART I - CORPORATE GOVERNANCE INFORMATION

About NACCO

NACCO is the public holding company for The North American Coal Corporation ("NACoal").  NACoal operates surface mines that supply coal primarily to power generation companies under long-term contracts, and provides other value-added services to natural resource companies.  In addition, its North American Mining business maintains and operates draglines and other equipment under contracts with sellers of aggregates.  NACoal's service-based business model aligns its operating goals with customers' objectives.

Code of Conduct

We have adopted a Code of Corporate Conduct that applies to all of our Directors and employees and is designed to provide guidance on how to act legally and ethically while performing work for NACCO and NACoal. We have also adopted Corporate Governance Guidelines that provide a framework for the conduct of our Board. The Code of Corporate Conduct, the Corporate Governance Guidelines and our Independence Standards for Directors, as well as the charters of the committees of our Board, are available free of charge on our website at http://www.nacco.com, under the heading "Corporate Governance."

All of our Directors and employees annually complete certifications with respect to their compliance with our Code of Corporate Conduct.

Leadership Development and Succession Planning

Developing leaders who will successfully lead our Company into the future is one of our Board's most crucial functions. Annually, our Board formally reviews and discusses management development and succession plans for the Chief Executive Officer ("CEO") of the Company and each of his direct reports. With the assistance of the CEO, the Board also assesses the leadership potential of other individual senior executives throughout the Company. Succession planning and leadership development are top priorities of the Board and senior management.

Hedging and Speculative Trading Policies and Limited Trading Windows

The Company prohibits officers and Directors from purchasing financial instruments, including pre-paid variable forward contracts, equity swaps, collars and exchange funds, or otherwise engaging in transactions that are designed or have the effect of hedging or offsetting any change in the market value of equity securities granted to the officer or Director by the Company as part of his or her compensation or held, directly or indirectly, by the officer or Director. However, the Company does not prohibit its employees who are not officers from engaging in such transactions.
As noted elsewhere in this Proxy Statement, restricted shares of Class A Common that are issued to Directors and certain senior management employees of the Company for compensatory purposes are generally subject to transfer restrictions for a period of ten years from the last day of the applicable performance period and, during that time period, the restricted shares may not be transferred (subject to certain exceptions), hedged or pledged. The Company does not have a policy preventing employees, including executive officers and senior managers, or Directors from pledging shares of non-restricted Class A Common or Class B Common.

Board Composition
Our Board currently consists of eleven Directors. Directors are elected at each annual meeting to serve for one-year terms and until their respective successors are duly elected and qualified, subject to their earlier death, resignation or removal. If a nominee is unavailable for election at the time of the Annual Meeting, an event that the Board has no reason to believe will occur, proxy holders will vote for another nominee proposed by the Board or, as an alternative, the Board may reduce the number of Directors to be elected at the Annual Meeting. Biographical information and qualifications of our Directors are included under "Proposal 1 - Election of Directors" beginning on page 46.

Board Leadership Structure and Risk Management

The Company's roles of Chairman and Chief Executive Officer are separated, enabling J.C. Butler, Jr., our President and CEO, to focus on managing the Company and the NACoal business and Alfred M. Rankin, Jr., our non-executive Chairman, to devote his time and attention to matters of Board oversight and governance. The Board believes that Mr. Rankin, the Company's former President and CEO, possesses unique in-depth knowledge of the issues, opportunities and challenges facing the Company. Because of this knowledge and insight, the Board believes that Mr. Rankin is in a strong position to identify effective strategic opportunities and priorities and to lead the discussion for the execution of the Company's strategies and achievement of its objectives. As Chairman, Mr. Rankin is able to:

•	focus our Board on the most significant strategic goals and risks of the Company;

•	utilize the individual qualifications, skills and experience of the other members of the Board to maximize their contributions to our Board;

•	ensure that each other Board member has sufficient knowledge and understanding of our business to enable such other member to make informed judgments;

•	facilitate the flow of information between our Board and our management; and

•	provide the perspective of a long-term stockholder.
This Board leadership structure also enhances the effectiveness of the NACoal Board of Directors, which has a parallel structure to the Company's Board and provides oversight at the strategic and operational level. Each Director who serves on our Board is also a member of the NACoal Board of Directors. Our Chairman also serves as the Chairman of the NACoal Board of Directors, which provides a common and consistent presence that enables the NACoal Board of Directors to function effectively and efficiently. We do not assign a lead independent Director, but the Chairman of our Compensation Committee presides at the regularly scheduled meetings of non-management Directors.
The Board oversees our risk management. The full Board regularly reviews information provided by management to oversee our risk identification, risk management and risk mitigation strategies. Our Board committees assist the full Board's oversight of our material risks by focusing on risks related to the particular area of concentration of the relevant committee. For example, our Compensation Committee oversees risks related to our compensation policies, our Audit Review Committee oversees financial reporting and control risks and our Nominating and Corporate Governance Committee oversees risks associated with the independence of the Board and potential conflicts of interest. Each committee reports on their discussions of the applicable risks to the full Board during Board meetings. The full Board incorporates the insight provided by these reports into its overall risk management analysis.

Directors' Meetings and Committees

Our Board held eleven meetings in 2017. During their tenure in 2017, all of our current Directors attended more than ninety percent (90%) of the meetings held by our Board and by the committees on which they served. We hold a regularly scheduled meeting of our Board in conjunction with our annual meeting of stockholders. Directors are expected to attend the annual meeting of stockholders absent an appropriate excuse. All of our Directors, as of the date of our 2017 annual meeting of stockholders, attended our 2017 annual meeting of stockholders.
In accordance with NYSE rules, our non-management Directors are scheduled to meet in executive session, without management, once a year. The Chairman of the Compensation Committee typically presides at such meetings. Additional meetings of the non-management Directors may be scheduled when the non-management Directors believe such meetings are desirable. The determination of which Director should preside at any such additional meetings will be made based on the subject matter to be discussed at each such meeting. A meeting of the non-management Directors was held on February 14, 2018. Only independent Directors attended the meeting.
Our Board has established the following standing committees: an Audit Review Committee, a Compensation Committee, a Nominating and Corporate Governance ("NCG") Committee and an Executive Committee. The current members of each committee and the number of meetings held in 2017 are shown below:

Director	Audit Review	Compensation	NCG	Executive
J.C. Butler, Jr.				X
John S. Dalrymple, III			X
John P. Jumper	X	X	Chair	X
Dennis W. LaBarre	X	X	X	X
Timothy K. Light	X	X
Michael S. Miller	X	Chair		X
Richard de J. Osborne	Chair	X	X	X
Alfred M. Rankin, Jr.				Chair
Matthew M. Rankin
Britton T. Taplin			X
David B.H. Williams				X
2017 Meetings	6	6	3	0
Audit Review Committee. Mr. Jumper is the only member of the Audit Review Committee who currently serves on more than three public company audit committees. The Audit Review Committee has responsibilities in its charter with respect to:

•	the quality and integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the adequacy of our internal controls;

•	our policies to monitor and control our major financial risk exposures;

•	the qualifications, independence, selection, compensation and retention of our independent registered public accounting firm;

•	the performance of our internal audit department and independent registered public accounting firm;

•	assisting our Board and us in interpreting and applying our Corporate Compliance Program and other issues related to corporate and employee ethics; and

•	preparing the Annual Report of the Audit Review Committee to be included in our Proxy Statement.
Our Board has determined that:

•	Messrs. Osborne and Miller qualify as audit committee financial experts as defined in rules issued by the U.S. Securities and Exchange Commission ("SEC");

•	each member of the Audit Review Committee is independent, as defined by the SEC and described in the listing standards of the NYSE;

•	each member of the Audit Review Committee is financially literate as described in the NYSE listing standards; and

•	Mr. Jumper's simultaneous service on the audit committees of more than three public companies does not impair his ability to effectively serve on the Company's Audit Review Committee.

Compensation Committee. The Compensation Committee has responsibilities in its charter with respect to the administration of our policies for compensating our employees, including our executive officers and senior managers, and Directors. Among other things, these responsibilities include:

•	the review and approval of corporate goals and objectives relevant to compensation;

•	the evaluation of the performance of the CEO, other executive officers and senior managers in light of these goals and objectives;

•	the determination and approval of CEO, other executive officer and senior manager compensation levels;

•	the consideration of whether the risks arising from our employee compensation policies are reasonably likely to have a material adverse effect on us;

•
the making of recommendations to our Board, where appropriate or required, and the taking of other actions with respect to all other compensation matters, including equity-based plans and other incentive plans;

•	the periodic review of Board compensation; and

•	the review and approval of the Compensation Discussion and Analysis and the preparation of the annual Compensation Committee Report to be included in our Proxy Statement.
The Compensation Committee may, in its discretion, delegate duties and responsibilities to one or more subcommittees or, in appropriate cases, to our executive officers and senior managers. The Compensation Committee retains and receives assistance in the performance of its responsibilities from an internationally recognized compensation consulting firm, discussed under "Compensation Consultants" on page 12. The Board has determined that each member of the Compensation Committee is independent, as defined in the SEC rules and described in the NYSE listing standards.
Nominating and Corporate Governance Committee. Among other things, the NCG Committee's responsibilities contained in its charter include:

•	the review and making of recommendations to our Board of the criteria for membership on our Board;

•	the review and making of recommendations to our Board of the optimal number and qualifications of Directors believed to be desirable;

•	the establishment and monitoring of a system to receive suggestions for nominees to directorships of the Company;

•	the identification and making of recommendations to our Board of specific candidates for membership on our Board; and

•	oversight of an annual review of our Board.
The NCG Committee will consider Director candidates recommended by our stockholders. See "Procedures for Submission and Consideration of Director Candidates" on page 48. The NCG Committee is also responsible for reviewing and recommending changes to our Certificate of Incorporation, Bylaws, Code of Conduct and Corporate Governance Guidelines, as appropriate; overseeing evaluations of the Board's effectiveness; and annually reporting to the Board the NCG Committee's assessment of our Board's performance. The Board has determined that each member of the NCG Committee is independent, as described in the NYSE listing standards. The NCG Committee may consult with members of the Taplin and Rankin families, including Alfred M. Rankin, Jr. and J.C. Butler, Jr., regarding the composition of our Board.
Executive Committee. The Executive Committee may exercise all of the powers of our Board over the management and control of our business during the intervals between meetings of our Board.

Directors' Independence

Our Board has determined that, based primarily on the ownership of Class A Common and Class B Common by the members of the Taplin and Rankin families and their voting history, we have the characteristics of, and may be, a "controlled company," as defined in Section 303A of the NYSE listing standards. However, the Board has elected not to make use at the present time of any of the exceptions to the NYSE listing standards that are available to controlled companies. Accordingly, at least a majority of the members of our Board is independent, as described in the NYSE listing standards, and our Compensation Committee, Audit Review Committee and NCG Committee are composed entirely of independent Directors. In making a determination as to the independence of our Directors, our Board considered Section 303A of the NYSE listing standards and broadly considered the materiality of each Director's relationship with us. Based on this criteria, our Board has determined that the following current Directors are independent:

John S. Dalrymple, III	Michael S. Miller
John P. Jumper	Richard de J. Osborne
Dennis W. LaBarre	Matthew M. Rankin
Timothy K. Light	Britton T. Taplin
The Board has also determined that James A. Ratner and David F. Taplin, who resigned as Directors on September 29, 2017 in connection with the Company's spin-off of Hamilton Beach Brands Holding Company ("HBBHC") to our stockholders, were independent as described in the NYSE listing standards.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves or has served on the board of directors or compensation committee of another company at any time during which an executive officer of such other company served as a member of our Compensation Committee.

Review and Approval of Related-Person Transactions

J.C. Butler, Jr., our current President and CEO, and David B.H. Williams, one of our Directors, are the sons-in-law of Alfred M. Rankin, Jr., our current non-executive Chairman who was our President and CEO until September 30, 2017. In 2017, Mr. Rankin received $5,654,763 in total compensation from us (as shown on the Summary Compensation Table on page 36), Mr. Butler received $3,620,722 in total compensation from us (as shown on the Summary Compensation Table on page 36) and Mr. Williams received $184,953 in total compensation from us (as shown on the Director Compensation Table on page 49).
The Audit Review Committee reviews all relationships and transactions in which the Company and our Directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest in such transactions. Our legal department is primarily responsible for the processes and controls to obtain information from the Directors and executive officers with respect to related-person transactions in order to enable the Audit Review Committee to determine whether we or a related person has a direct or indirect material interest in the transaction. In the course of its review, the Audit Review Committee considers:

•	the nature of the related person's interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person and to us;

•	whether the transaction would impair the judgment of a Director or executive officer to act in our best interest; and

•	any other matters the Audit Review Committee deems appropriate.
Based on this review, the Audit Review Committee will determine whether to approve or ratify any transaction that is directly or indirectly material to us or a related person. Any member of the Audit Review Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote with respect to the approval or ratification of the transaction. However, such Director may be counted in determining the presence of a quorum at a meeting of the Audit Review Committee that considers the transaction.

Communications With Directors

Our stockholders and other interested parties may communicate with our Board as a group, with the non-management Directors as a group, or with any individual Director by sending written communications to NACCO Industries, Inc., 5875 Landerbrook Drive, Suite 220, Cleveland, Ohio 44124-4069, Attention: Secretary. Complaints regarding accounting, internal accounting controls or auditing matters will be forwarded directly to the Chairman of the Audit Review Committee. All other communications will be provided to the individual Director(s) or group of Directors to whom they are addressed. Copies of all communications will be provided to all other Directors. However, any communications that are considered improper for submission will not be provided to the Directors. Examples of communications that would be considered improper include, without limitation, customer complaints, solicitations, communications that do not relate, directly or indirectly, to our business, or communications that relate to improper or irrelevant topics.

Audit Matters

Pre-Approval Policies and Procedures
Under our pre-approval policies and procedures, only audit, audit-related services and limited tax services will be performed by EY, our principal independent registered public accounting firm. All such services must be pre-approved by our Audit Review Committee. For 2017, the Audit Review Committee authorized us to engage EY for specific audit, audit-related and tax services up to specified fee levels. The Audit Review Committee has delegated to the Chairman of the Audit Review Committee the authority to approve services other than audit, review or attest services, which approvals are reported to the Audit Review Committee at its next meeting. We provide a summary of authorities and commitments periodically at meetings of the Audit Review Committee. The Audit Review Committee has determined that the provision of non-audit services to us by EY may be generally incompatible with maintaining its independence. As a result, we have adopted a policy to limit the services provided by our independent registered public accounting firm that are not audit or audit-related services.
Fee Information
Fees for professional services provided by our auditors included the following (in millions):

	2017	2016
Audit Fees (1)	$2.5	$2.9
Audit-Related Fees (2)	$0.5	$0.1
Tax Fees (3)	$0	$0
All Other Fees (4)	$0	$0
Total	$3.0	$3.0

(1) "Audit Fees" principally include services rendered by EY for the audit of our annual financial statements and internal controls; the reviews of the interim financial statements included in our Forms 10-Q and services provided in connection with statutory audits and regulatory filings with the SEC.
(2) "Audit-Related Fees" include assurance and related services rendered by EY for accounting advisory matters and audits of certain employee benefit plans.
(3) "Tax fees" are for tax compliance related services and were de minimis in 2017 and 2016.
(4) No other services were performed by EY for us during the last two fiscal years.
Report of the Audit Review Committee
The Audit Review Committee oversees our financial reporting process on behalf of the Board of Directors. The Audit Review Committee is comprised solely of independent Directors as defined by the SEC and described in the listing standards of the NYSE. The Audit Review Committee's responsibilities are listed on page 5 and the Audit Review Committee's charter is available at www.nacco.com. In fulfilling its oversight responsibilities, the Audit Review Committee reviewed and discussed the audited financial statements contained in our Annual Report with Company management.

The Audit Review Committee reviewed with EY, our independent auditor, which is responsible for expressing an opinion on the conformity of our annual financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Review Committee by the standards of the Public Company Accounting Oversight Board (United States) ("PCAOB"), including PCAOB Auditing Standard No. 1301, Communications With Audit Committees, the rules of the SEC, and other applicable regulations. In addition, the Audit Review Committee has discussed with EY the firm's independence from Company management and the Company, including the matters in the letter from EY required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with EY's independence. The Audit Review Committee also reviewed and discussed together with management and EY the Company's audited financial statements for the year ended December 31, 2017, and the results of management's assessment of the effectiveness of the Company's internal control over financial reporting and EY's audit of internal control over financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Review Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements and management's assessment of the effectiveness of the Company's internal control over financial reporting be included in our Annual Report on Form 10-K for the year ended December 31, 2017, filed by the Company with the SEC.

RICHARD DE J. OSBORNE, Chairman
JOHN P. JUMPER                TIMOTHY K. LIGHT
DENNIS W. LABARRE                 MICHAEL S. MILLER

PART II - EXECUTIVE COMPENSATION INFORMATION
HBBHC Spin-Off
On September 29, 2017, the Company spun-off HBBHC, a former wholly owned subsidiary of the Company and the parent company of Hamilton Beach Brands, Inc. ("HBB") and The Kitchen Collection, LLC ("KC"), to our stockholders. The spin-off resulted in changes to our Named Executive Officer group (as defined below), as well as our compensation programs. For the portion of 2017 prior to the spin-off, Alfred M. Rankin, Jr. was employed by the Company. For periods after the spin-off:

•
Mr. Rankin retired from the Company. However, Mr. Rankin entered into a consulting agreement with the Company after the spin-off. This Proxy Statement includes compensation earned by Mr. Rankin (i) during the first nine months of 2017 prior to the spin-off when he was the President and CEO of NACCO, and (ii) during the last three months of 2017 when he was an independent consultant and Chairman of the Board of Directors for NACCO.

•
J.C. Butler, Jr. became the Company's President and CEO on October 1, 2017. This Proxy Statement describes the compensation earned by Mr. Butler during the entire 2017 calendar year, both before and after the spin-off.

•
Messrs. Trepp and Tidey remained executive officers of HBB, which is no longer a subsidiary of the Company. This Proxy Statement generally includes only compensation that was earned by Messrs. Trepp and Tidey during the first nine months of 2017 while HBB was a wholly owned subsidiary of NACCO.

SEC rules require that HBBHC also disclose in its 2018 proxy statement compensation earned by Messrs. Rankin, Trepp and Tidey during the first nine months of 2017 prior to the spin-off date. As a result, the disclosure of pre-spin compensation contained in this Proxy Statement as to Messrs. Rankin, Trepp and Tidey is duplicative of the pre-spin compensation shown in HBBHC's 2018 proxy statement. NACCO and HBBHC did not both pay Messrs. Rankin, Trepp and Tidey for services provided prior to the spin-off, and Messrs. Rankin, Trepp and Tidey were not compensated twice for the same duties. As a result, the information contained in this Proxy Statement and HBBHC's 2018 proxy statement should be read carefully to avoid double-counting of such amounts.

The material elements of our 2017 compensation objectives and policies as they relate to the Named Executive Officers (the "NEOs") listed in the Summary Compensation Table on page 36 are described below. This discussion and analysis should be read in conjunction with all accompanying tables, footnotes and text in the Proxy Statement.

Summary of our Executive Compensation Program

Our executive compensation program strongly ties the compensation of our NEOs to our short-term and long-term business objectives and to stockholder interests. Key elements of compensation include base salary, annual incentive compensation, long-term incentive compensation and defined contribution retirement benefits.

At our 2017 annual meeting of stockholders, NACCO again received strong support for our compensation program with almost 98% of the votes cast approving our advisory vote on Named Executive Officer compensation. The Compensation Committee believes that this overwhelming support reinforces the philosophy and objectives of our executive compensation program.

We pay for performance. We align our executive compensation with corporate performance on both a short-term and a long-term basis. In 2017, over 69% of Mr. Butler's target compensation was incentive-based and "at risk" and, as a group, over 65% of all other NEOs' target compensation was incentive-based and "at risk." (See table on page 14.) In addition, the long-term awards for Messrs. Rankin (through September 30, 2017) and Butler and Elizabeth I. Loveman are paid in the form of restricted shares of Class A Common which, as described in more detail on pages 25 and 26, are generally subject to transfer restrictions for a period of ten years. The value of these restricted stock awards continues to be at risk based on future Company performance and continues to align the interests of these NEOs with those of our stockholders.

Other key features of our executive compensation program include:

What We Do	What We Do Not Do
Equity compensation awards for Directors and NACCO employees generally must be held for ten years - Stock awards cannot be pledged, hedged or transferred during this time	We do not provide our NEOs with employment or severance agreements or individual change in control agreements
We provide limited change in control protections for all employees that (i) accelerate the time of payment of previously vested incentive benefits and non-qualified retirement benefits and (ii) provide for pro-rata target incentive payments for the year of any change in control
We do not provide any tax gross-ups except for certain relocation expenses (none were paid to the NEOs) and in two non-qualified retirement plans that were frozen in 2007
We provide a modest level of perquisites, the majority of which are paid in cash, that are determined based on market reasonableness	We do not provide our NEOs any minimum or guaranteed bonuses
We use an independent compensation consultant who does not perform any other work for the Company	We do not take into account our long-term awards when determining our retirement benefits
We set our target compensation at the 50th percentile of our chosen benchmark and deliver compensation above or below this level based on performance	We do not have any active defined benefit plans for non-union employees and only gave our NEOs credit for time worked under our frozen pension plans

Compensation Discussion and Analysis

Executive Compensation Governance
The Compensation Committee of our Board of Directors and the Compensation Committee of the NACoal Board of Directors, which, together with the Compensation Committees of the HBB and KC Boards of Directors prior to the spin-off (collectively, the "Compensation Committee") unless the context requires otherwise, establish and oversee the administration of our policies for compensating our employees, including our NEOs. Each Compensation Committee consists solely of independent Directors. The Compensation Committee's responsibilities are listed on page 6.
Named Executive Officers for 2017
The NEOs for 2017 are listed below:

Name and Title	Employer
J.C. Butler, Jr. (1) - President and CEO of NACCO and NACoal	NACCO
Elizabeth I. Loveman - Vice President, Controller and Principal Financial Officer of NACCO	NACCO
Alfred M. Rankin, Jr. (1) - Chairman of NACCO and NACoal	NACCO
Carroll L. Dewing - Vice President - Operations of NACoal	NACoal
John D. Neumann - Vice President, General Counsel and Secretary of NACCO and NACoal	NACoal
Harry B. Tipton, III - Vice President - Engineering of NACoal	NACoal
Gregory H. Trepp (2) - President and CEO of HBB and CEO of KC	HBB
R. Scott Tidey (2) - Senior Vice President North American Sales & Marketing of HBB	HBB

(1)
Mr. Butler became President and CEO of NACCO on October 1, 2017. Mr. Rankin retired as President and CEO of NACCO, effective September 30, 2017, after which he served as NACCO's non-executive Chairman of the Board.

(2)	Although HBBHC and its subsidiaries (including HBB and KC) were spun-off from the Company in September 2017, SEC rules require that Messrs. Trepp and Tidey be included as NEOs in this Proxy Statement.

Compensation Consultants
The Compensation Committee receives assistance and advice from the Korn Ferry Hay Group (the "Hay Group"), an internationally recognized compensation consulting firm. The Hay Group is engaged by and reports to the Compensation Committee and also provides advice and discusses compensation issues directly with management.
The Hay Group makes recommendations regarding substantially all aspects of compensation for our Directors and senior management employees, including the NEOs. For 2017, the Hay Group was engaged to make recommendations regarding:

•	Director compensation levels;

•	2017 salary midpoints, incentive compensation targets (calculated as a percentage of salary midpoint) and target total compensation for senior management positions;

•	2017 salary midpoints and/or range movement for all other employee positions; and

•	mid-year Hay point levels, salary midpoints and incentive targets for all new senior management positions and/or changes to current senior management positions.
All Hay point recommendations are determined by the Hay Group through the consistent application of the Hay point methodology, which is a proprietary method that takes into account the know-how, problem solving and accountability requirements of the position.
Representatives of the Hay Group attended two of the Compensation Committee meetings in 2017 and, during one of those meetings, consulted with the Compensation Committee in executive session without management present. The Hay Group did not provide any other services to us or the Compensation Committee in 2017. The Compensation Committee considered and assessed all relevant factors, including the six factors set forth in Rule 10c-1(b)(4)(i)-(vi) under the Securities Exchange Act of 1934 (the "Exchange Act"), that could give rise to a potential conflict of interest with respect to the Hay Group. Based on this review, the Compensation Committee assessed the independence of the Hay Group and is not aware of any conflict of interest that has been raised by the work performed by the Hay Group.

Hay Group's All Industrials Survey - Salary Midpoint
As a starting point for setting target total compensation, the Compensation Committee directed the Hay Group to use its proprietary survey of a broad group of domestic industrial organizations ranging in size from approximately $150 million to approximately $5 billion in annual revenues (the "All Industrials survey"). For 2017, participants in the All Industrials survey included 359 parent organizations and 460 independent operating units that satisfied the Hay Group's quality assurance controls and represented almost all segments of industry, including consumer products and mining.
The Compensation Committee chose this survey as its benchmark for the following reasons:

•
it provides relevant information regarding the compensation paid to employees, including senior management employees, with similar skill sets used in our industries and represents the talent pool from which we recruit;

•	the use of a broad-based survey reduces volatility and lessens the impact of cyclical upswings or downturns in any one industry that could otherwise skew the survey results in any particular year;

•	due to our holding group structure, this survey provides internal consistency in compensation among all of our subsidiaries, regardless of industry; and

•	it provides a competitive framework for recruiting employees from outside our industries.

Using its proprietary Hay point methodology, the Hay Group compares positions of similar scope and complexity with the data contained in the All Industrials survey. The Compensation Committee directs the Hay Group to derive a median salary level for each Hay point level targeted at the 50th percentile of the All Industrials survey (the "salary midpoint"). The Compensation Committee sets target compensation levels at (or slightly below) the salary midpoint determined by the Hay Group because it believes that the use of salary midpoints (i) helps to ensure our compensation program provides sufficient compensation to attract and retain talented executives and (ii) maintains internal pay equity, without overcompensating our employees.

Because salary midpoints are based on each Hay point level, all of the employees at a particular Hay point level generally have the same salary midpoint. The salary midpoints provided by the Hay Group are then used to calculate the total target compensation of all senior management employees, including the NEOs. Prior to the spin-off, the Compensation Committee applied special rules when setting Mr. Rankin's salary midpoint and total target compensation - refer to note (3) on page 14.

Compensation Policy and Methodology - Total Target Compensation
The guiding principle of our compensation program is the maintenance of a strong link between an employee's compensation, individual performance and the performance of the Company or the subsidiary for which the employee performs services. The primary objectives of our compensation program are to:

•	attract, retain and motivate talented management;

•	reward management with competitive compensation for achievement of specific corporate and individual goals;

•	make management long-term stakeholders in the Company;

•	ensure that management's interests are closely aligned with those of our stockholders; and

•	maintain consistency in compensation among all of the Company's subsidiaries.
The Compensation Committee establishes a comprehensively defined "target total compensation" amount for each senior management employee following rigorous evaluation standards that help to ensure internal equity. In this process, the Compensation Committee reviews "tally sheets" for the NEOs and other senior management employees that list each employee's title, Hay points and the following information for the current year, as well as that being proposed for the subsequent year:

•	Salary midpoint, as determined by the Hay Group from the All Industrials survey;

•	Cash in lieu of perquisites (if applicable);

•
Short-term incentive target dollar amount (determined by multiplying the salary midpoint by a specified percentage of that midpoint, as determined by the Compensation Committee, with advice from the Hay Group, for each salary grade);

•	Long-term incentive target dollar amount (determined in the same manner as the short-term incentive target);

•	Target total compensation, which is the sum of the foregoing amounts; and

•	Base salary (a defined amount derived from the salary midpoint).

In November 2016, the Compensation Committee reviewed the tally sheets for each of our NEOs to decide whether it should make changes to the 2017 compensation program. The Compensation Committee determined that the overall program continued to be consistent with our compensation objectives and did not make any material changes for 2017.
The design of our compensation program provides employees with the opportunity to earn superior compensation for outstanding results. Base salaries are set at levels appropriate to allow our incentive plans to serve as significant motivating factors. Because our program provides significantly reduced compensation for results that do not meet or exceed the established performance targets for the year, it encourages NEOs to earn incentive pay greater than 100% of target over time by delivering outstanding managerial performance.
The Compensation Committee views the various components of compensation as related but distinct. While the Compensation Committee determines the salary midpoint based on the information provided from the All Industrials survey, it generally sets base salary levels between 80% and 120% of salary midpoint (up to 130% for Mr. Rankin before the Company's spin-off of HBBHC). The Compensation Committee also obtains the total target incentive compensation amounts from the All Industrials survey but determines the mix of short-term and long-term incentives in its discretion, based on its decision regarding how best to motivate our employees.

The following table sets forth target total compensation for the NEOs, as recommended by the Hay Group and approved by the Compensation Committee for 2017 before the HBBHC spin-off:

Named Executive Officer	(A) Salary Midpoint ($)	(%)	(B) (1) Cash in Lieu of Perquisites ($)(1)	(%)	(C) Short-Term Plan Target ($)	(%)	(D) Long-Term Plan Target ($)	(%)	(A)+(B)+(C)+(D) Target Total Compensation ($)
J.C. Butler, Jr. (2)	$672,700	29%	$35,000	1%	$470,890	20%	$1,160,408	50%	$2,338,998
Elizabeth I. Loveman (2)	$244,400	56%	$8,000	2%	$85,540	20%	$98,371	23%	$436,311
Alfred M. Rankin, Jr. (2)(3)	$669,900	20%	$28,000	1%	$669,900	20%	$1,925,963	58%	$3,293,763
Carroll L. Dewing	$315,800	50%	$16,000	3%	$142,100	22%	$157,900	25%	$631,800
John D. Neumann	$298,300	50%	$16,000	3%	$134,235	22%	$149,150	25%	$597,685
Harry B. Tipton, III	$275,900	52%	$16,000	3%	$110,360	21%	$124,155	24%	$526,415
Gregory H. Trepp (4)	$672,700	31%	$34,992	2%	$470,890	22%	$1,009,050	46%	$2,187,632
R. Scott Tidey (4)	$399,700	44%	$19,992	2%	$199,850	22%	$279,790	31%	$899,332

(1)
In addition to providing limited perquisites to a limited number of employees in unique circumstances, senior management employees are paid a fixed dollar amount of cash in lieu of perquisites. The dollar amounts provided to the NEOs in 2017 were approved by the Compensation Committee in November 2016 based on a triennial analysis performed by the Hay Group in 2014. Based on this analysis, the Compensation Committee set a defined perquisite allowance for each senior management employee, based on Hay point levels. The Hay Group performed the triennial analysis in August 2017, at which time the Compensation Committee decided not to change the amounts. These amounts are paid in cash ratably throughout the year. This approach satisfies our objective of providing competitive total compensation to our NEOs while recognizing that perquisites are largely just another form of compensation.

(2)
The amounts shown include a 15% increase from the Hay-recommended long-term plan target awards that the Compensation Committee applies each year to account for the immediately taxable nature of the NACCO Long-Term Equity Plan awards. See "NACCO Long-Term Equity Plan" beginning on page 28.

(3)
Mr. Rankin served as the Chairman, President and CEO of the Company until September 30, 2017. He currently is non-executive Chairman of the Company. Additionally, in 2017, Mr. Rankin also served as the Chairman, President and CEO of Hyster-Yale Materials Handling, Inc. ("Hyster-Yale"). Hyster-Yale is a former subsidiary of the Company that was spun-off to our stockholders in 2012. The Compensation Committee directed the Hay Group to use the 50th percentile of the All Industrials survey to develop an appropriate salary midpoint for the position of a stand-alone Chairman, President and CEO of NACCO and its subsidiaries. The Compensation Committee then reduced this amount to reflect the fact that Mr. Rankin continued to provide services to both NACCO and Hyster-Yale in 2017. After considering several alternative reduction methods, in order to provide for compensation reflective of the value of Mr. Rankin's services to us, the Compensation Committee applied a 30% reduction factor to the Hay-recommended 2017 salary midpoint. As a result, the Compensation Committee set Mr. Rankin's 2017 target total compensation as follows:

2017 Mr. Rankin Target Compensation	(A) Salary Midpoint	(B) Cash in Lieu of Perquisites	(C) Short-Term Plan Target (100%)	(D) Long-Term Plan Target (287.5%)	(A)+(B)+(C)+(D) Target Total Compensation
Hay-Recommended Amounts	$957,000	$40,000	$957,000	$2,751,375	$4,705,375
Adjusted Amounts Determined by Compensation Committee (30% reduction - as reflected in above-table)	$669,900	$28,000	$669,900	$1,925,963	$3,293,763

(4)	Target total compensation for Messrs. Trepp and Tidey is the amount approved by the Compensation Committee in November 2016, and not a pro-rated amount to reflect the spin-off of HBBHC.
Target total compensation is supplemented by health and welfare benefits and retirement benefits, which consist of both (i) qualified defined contribution plans and (ii) nonqualified defined contribution plans (the "Excess Plans"). Certain NEOs and other employees are also entitled to various frozen retirement benefits. In addition, the Compensation Committee may award discretionary cash and equity bonuses to employees, including the NEOs, although it rarely does so and did not do so for the NEOs in 2017.

Impact of HBBHC Spin-Off on 2017 Compensation
As a result of the HBBHC spin-off, the following changes were made to the compensation of Messrs. Rankin and Butler:

•Job Duties/Payrolls: Mr. Rankin retired from NACCO, effective September 30, 2017. Mr. Butler was appointed President and CEO of NACCO, effective October 1, 2017.
•Base Salary and Perquisite Allowances: Mr. Butler's base salary was increased to $630,000 following the spin-off to account for his new role as President and CEO of NACCO.
•Short-Term Incentive Compensation: Mr. Rankin's 2017 short-term award was based on pre-spin service and prorated to reflect his retirement. Payout of 75% of Mr. Butler's and Ms. Loveman's 2017 short-term awards (for the first three quarters of 2017 prior to the spin-off) was calculated taking into account the performance of NACoal and HBB, and payout of the remaining 25% was calculated taking into account the performance of NACoal only.
•Long-Term Incentive Compensation: Mr. Rankin's 2017 long-term award was based on pre-spin service and prorated to reflect his retirement. Payout of 75% of Mr. Butler's and Ms. Loveman's 2017 long-term awards (for the first three quarters of 2017 prior to the spin-off) was calculated taking into account the performance of NACoal and HBB, and payout of the remaining 25% was calculated taking into account the performance of NACoal only.
•Non-Executive Director and Consulting Fees: Following the spin-off, Mr. Rankin serves as the non-executive Chairman of the Board of NACCO and, in that Director role, he receives an annual retainer of $250,000 ($150,000 of which is paid in restricted shares of Class A Common). Mr. Rankin also entered into a consulting agreement with the Company to provide support to the President and CEO of NACCO following the spin-off. In this consulting role, Mr. Rankin receives a monthly consulting fee of $41,666.67.

Base Salaries
The Compensation Committee sets annual base salaries intended to be competitive in the marketplace to recruit and retain talented senior management employees. Base salaries provide employees with a set amount of money during the year with the expectation that they will perform their responsibilities to the best of their abilities and in accordance with our best interests. For 2017, the Compensation Committee determined the base salary for each NEO by taking into account his or her individual performance for 2016 and the relationship of his or her 2016 base salary to the new 2017 salary midpoint for his or her Hay point level. In general, base salaries are set between 80% and 120% of an employee's salary midpoint (up to 130% for Mr. Rankin). The Compensation Committee also took into account other relevant information, including:

•	general inflation, salary trends and economic forecasts provided by the Hay Group;

•	general budget considerations and business forecasts provided by management; and

•	any extraordinary personal or corporate events that occurred during the prior year.
Employees with lower base salaries compared to their salary midpoint and/or superior performance have the potential for larger salary increases. Employees with higher base salaries compared to their salary midpoint and/or who have performed less effectively during the performance period have the potential for smaller or no salary increases.
The following table sets forth the annual base salary rate determined for each NEO for 2017:

Named Executive Officer	2017 Salary Midpoint ($)	2017 Base Salary and as a Percentage of Salary Midpoint ($) (%)		Change Compared to 2016 Base Salary (%)
J.C. Butler, Jr. (1)	$672,700	$630,000	94%	14.1%
Elizabeth I. Loveman	$244,400	$219,816	90%	6.0%
Alfred M. Rankin, Jr. (2)	$669,900	$604,836	90%	5.0%
Carroll L. Dewing	$315,800	$285,243	90%	6.5%
John D. Neumann	$298,300	$296,780	99%	4.5%
Harry B. Tipton, III	$275,900	$289,292	105%	2.0%
Gregory H. Trepp (3)	$672,700	$700,000	104%	18.7%
R. Scott Tidey (3)	$399,700	$399,700	100%	15.3%

(1)	Mr. Butler's salary midpoint was established before the spin-off. His annual base salary was increased from $566,064 to $630,000 following the spin-off.

(2)	The Compensation Committee reduced Mr. Rankin's salary midpoint by 30% from the Hay-recommended amount for a stand-alone CEO of NACCO in 2017.

(3)	The salary amounts included in the Summary Compensation Table on page 36 for Messrs. Trepp and Tidey are the amounts they earned before the spin-off date while HBB was a subsidiary of the Company.
Incentive Compensation
Applicable Incentive Compensation Plans. One of the principles of our compensation program is that senior management employees, including the NEOs, are compensated based on the performance of the Company or the business unit for which the employee performed services. Due to our holding company structure, this means that the incentive compensation of the senior management employees who are employed by NACCO is based on the aggregate performance of our subsidiaries. For 2017, the NACCO employees were compensated based solely on the performance of NACoal (all four quarters) and HBB (first three quarters). The performance of KC was deemed immaterial and not included in the 2017 performance measures for NACCO employees. The table below identifies the incentive compensation plans in which the NEOs participated during 2017:

Named Executive Officer	Incentive Compensation Plans
J.C. Butler, Jr., Elizabeth I. Loveman and Alfred M. Rankin, Jr.	NACCO Short-Term Plan NACCO Long-Term Equity Plan
Carroll L. Dewing, John D. Neumann and Harry B. Tipton, III	NACoal Short-Term Plan NACoal Long-Term Plan
Gregory H. Trepp and R. Scott Tidey	HBB Short-Term Plan HBB Long-Term Plan
Overview. Our incentive compensation plans are designed to align the compensation interests of the senior management employees with our short-term and long-term interests. A significant portion of the NEOs' compensation is linked directly to the attainment of specific corporate financial and operating targets. The Compensation Committee believes that a material percentage of the NEOs' compensation should be contingent on the performance of the Company and/or the subsidiary for which they are responsible. As illustrated on the target total compensation table on page 14, over 69% of Mr. Butler's 2017 target compensation was variable or "at risk" and tied to Company performance and, as a group, over 65% of all other NEOs' target compensation was tied to Company performance. Each of the NEO's incentive compensation payouts for 2017 exceeded the sum of his or her fixed payments (base salary plus perquisite allowance) for the year.
The performance criteria and target performance levels for the incentive plans are established within the Compensation Committee's discretion, and are based upon management's recommendations as to the performance objectives of the Company or the particular business for the year. Two types of performance targets are used in the incentive compensation plans:

•
Targets Based on Annual Operating Plans. Certain performance targets are based on forecasts contained in the Company's or each subsidiary's 2017 annual operating plan ("AOP"). With respect to these targets, there is an expectation that these performance targets will be met during the year. If they are not, the participants will not receive all or a portion of the award that is based on these performance criteria. In 2017, the Compensation Committee set most of the financial performance targets under our short-term incentive plans against the 2017 AOPs so that our employees would receive an incentive payout if they achieved AOP results in the short-term. However, the entry level and maximum payment limits under these plans were set so that employees would not be over-compensated simply for meeting AOP results.

•
Targets Based on Long-Term Goals. Other performance targets are not based on the 2017 AOPs. Rather, they are based on long-term goals established by the Compensation Committee. Because these targets are not based on the AOPs, it is possible in any given year that the level of expected performance may be above or below the specified performance target for that year. The performance targets under the HBB Long-Term Plan and the Special Project Award targets under the NACoal Long-Term Plan are examples of targets that are based on long-term corporate objectives. They are not based on targets established by management and contained in our five-year long-range business plan (although there is a correlation between them). These targets represent performance that the Compensation Committee believes we should deliver over the long-term, not the performance that is expected in the current year or the near term.

Design of Incentive Program: Use of ROTCE to Establish Maximum Payment Pools. Historically, Internal Revenue Code Section 162(m) provided generally that we could not deduct compensation of more than $1 million that was paid to certain executive officers for federal income tax purposes unless that compensation was "qualified performance-based compensation." Among other requirements, the performance-based exception to Internal Revenue Code Section 162(m) required that deductible compensation be paid under a plan that has been approved by our stockholders. We previously obtained stockholder approval of the following incentive plans that provide benefits to the NEOs (the "162(m) Plans"):

•	The NACCO Annual Incentive Compensation Plan (the "NACCO Short-Term Plan");

•	The NACCO Executive Long-Term Incentive Compensation Plan (the "NACCO Long-Term Equity Plan");

•	The NACoal Annual Incentive Compensation Plan (the "NACoal Short-Term Plan");

•	The NACoal Long-Term Incentive Compensation Plan (the "NACoal Long-Term Plan");

•	The HBB Annual Incentive Compensation Plan (the "HBB Short-Term Plan"); and

•	The HBB Long-Term Incentive Compensation Plan (the "HBB Long-Term Plan").

The exemption from Internal Revenue Code Section 162(m)'s deduction limit for qualified performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, subject to transition relief available for certain arrangements in place as of November 2, 2017.

For each 162(m) Plan, we historically established a payment pool based on actual results against a pre-established return on total capital employed ("ROTCE") performance target that was designed to potentially meet the requirements for qualified performance-based compensation under Internal Revenue Code Section 162(m). The Compensation Committee has believed that use of ROTCE performance measures align the executives' interests with those of our stockholders.

For 2017, a minimum ROTCE target had to be met in order for any payment to be permitted, and any payment pool to be created, under a particular 162(m) Plan. A maximum ROTCE target established the maximum limit, and a maximum payment pool, for awards that can be paid to each covered employee under Internal Revenue Code Section 162(m) under a particular 162(m) Plan for the 2017 performance period. ROTCE is calculated as follows:
Earnings Before Interest After-Tax after adjustments
divided by
Total Capital Employed after adjustments
Earnings Before Interest After-Tax is equal to the sum of interest expense, net of interest income, less 38% for taxes (23% for taxes incurred in a legal entity that is eligible to claim percentage depletion or the applicable foreign tax rate for non-U.S. entities), plus consolidated net income from continuing operations. Total Capital Employed is equal to (i) the sum of the average debt and average stockholders' equity less (ii) average consolidated cash. For purposes of the NACCO Short-Term Plan and the NACCO Long-Term Equity Plan, average debt, stockholders' equity and consolidated cash are calculated by taking the sum of the balance at the beginning of the year and the balance at the end of each of the next twelve months divided by thirteen. ROTCE is calculated from the Company or subsidiary financial statements using average debt, average stockholders' equity and average cash based on the sum of the balance at the beginning of the year and the balance at the end of each quarter divided by five, which is then adjusted for any non-recurring or special items.

The same ROTCE target was used under the NACCO Short-Term Plan and NACCO Long-Term Equity Plan for 2017. For this purpose, ROTCE was calculated as follows:

2017 Net income	$28,463
Plus: 2017 Interest expense, net	3,672
Less: Income taxes on 2017 interest expense	(1,395)
Earnings Before Interest After-Tax	$30,740

2017 Average stockholders' equity (12/31/2016 and each of 2017's quarter ends)	$220,458
2017 Average debt (12/31/2016 and each of 2017's quarter ends)	76,225
Less: 2017 Average cash (12/31/2016 and each of 2017's quarter ends)	(74,116)
Total Capital Employed	$222,567

ROTCE (Before Adjustments)	13.8%

Plus: Adjustments to Earnings Before Interest After-Tax	$171,226
Plus: Adjustments to Total Capital Employed	$7,580

NACCO Adjusted Consolidated ROTCE	87.8%
Adjustments to the ROTCE calculation are for non-recurring or special items that were established by the Compensation Committee at the time the ROTCE targets were set. For 2017, the ROTCE adjustments related to (i) the effect of the HBBHC spin-off; and (ii) the after-tax impact of the following costs or expenses only if they were in excess of the amounts included in the 2017 AOPs:

•	any tangible or intangible asset impairment;

•	certain litigation and retirement plan settlement costs;

•	environmental expenses, asset retirement obligations, and black lung liability; and

•	costs relating to valuation allowances against deferred tax assets.
The Compensation Committee determined that these items were incurred in connection with improving our operations and, as a result, these items should not adversely affect incentive payments, as the actions or events were beneficial to us or were generally not within the employees' control. Similar ROTCE calculations (and adjustments) were made under the subsidiary 162(m) Plans in 2017.
For 2017, final ROTCE results under the 162(m) Plans resulted in the following maximum payment pools being available under the 162(m) Plans:

162(m) Plan	2017 Consolidated ROTCE Target for 100% Payout (1)	2017 Adjusted ROTCE Result	2017 Maximum Permitted Payment (% of Target Award)
NACCO Short-Term Plan	3.5%	87.8%	150.0%
NACCO Long-Term Equity Plan (2)	3.5%	87.8%	350.0%
NACoal Short-Term Plan	4.0%	20.7%	150.0%
NACoal Long-Term Plan (3)	4.0%	20.7%	350.0%
HBB Short-Term Plan	8.0%	32.3%	150.0%
HBB Long-Term Plan	8.0%	32.3%	150.0%

(1)
The 2017 ROTCE targets that were used in the 162(m) Plans are based on NACCO's consolidated ROTCE for the NACCO incentive plans, NACoal's consolidated ROTCE for the NACoal incentive plans and HBB's consolidated ROTCE for the HBB incentive plans. The NACCO and HBB 2017 ROTCE targets were unchanged from those in effect in 2016. The NACoal ROTCE target for the NACoal Short-Term Plan was reduced from 5% in 2015 to 4% in 2016 to reflect reduced forecasted ROTCE results for 2016 and 2017 as a result of the wind down of the Centennial Natural Resources, LLC ("Centennial") operations and lower projected revenue results for Mississippi Lignite Mining Company ("MLMC").

(2)
The general rule is that the cash-denominated awards under the NACCO Long-Term Equity Plan for 2017 may not exceed 350% of the target award levels. However, since the awards payable under the NACCO Long-Term Equity Plan are based on the sum of the payout percentages under the NACoal Long-Term Plan and the HBB Long-Term Plan, if the awards under both such plans achieve the maximum payout results due to extraordinary company results, then the maximum payment permitted under the NACCO Long-Term Equity Plan for 2017 is the amount specified in the plan document, which is the greater of $12 million or the fair market value of 500,000 Class A Common shares.

(3)
As discussed in more detail on page 27, the NACoal Long-Term Plan consists of a "Standard Award" and "Special Project Award." The maximum payout for the Standard Award is 150%. The maximum payout for the Special Project Award is 200%.

The Compensation Committee then exercises "negative discretion" under the 162(m) Plans by considering the results of underlying financial and operating performance measures for each applicable subsidiary to determine the final incentive compensation payment for each participant. These underlying financial and operating performance measures are listed in the incentive compensation tables beginning on page 20 and reflect the achievement of specified business goals for 2017 (for those targets that are based on the AOPs) or for future years (for those targets that are based on long-term goals). See "Deductibility of Executive Compensation" on page 34 for additional information about our philosophy on structuring our incentive compensation plans for tax purposes.
Incentive Compensation Tables. When reviewing the incentive compensation tables beginning on page 20, the following factors should be considered:

•
The applicable incentive compensation plan, performance objectives and targets and payout percentages are different for each NEO, depending on his or her employer. The Compensation Committee considered the factors described under "Incentive Compensation - Overview" beginning on page 16 to set the underlying performance criteria and target performance levels for the 2017 incentive compensation awards. The particular performance criteria for 2017 were chosen because they were believed to have a positive correlation with long-term stockholder returns.

•
In calculating the final performance results, adjustments were made for various items incurred in connection with improving our operations, consistent with the adjustments listed for the ROTCE calculation above.

•
Achievement percentages are based on the formulas contained in underlying performance guidelines adopted annually by the Compensation Committee for each incentive plan. The formulas do not provide for straight-line interpolation from the performance target to the maximum payment target.

•
Target awards for each executive are equal to a specified percentage of the executive's 2017 salary midpoint, based on the number of Hay points assigned to the position and the appropriate level of incentive compensation targets recommended by the Hay Group and adopted by the Compensation Committee at that level. The Compensation Committee then increases the target awards under the NACCO Long-Term Equity Plan by 15% to account for the immediately taxable nature of the award.

•
The plans have a one-year performance period. However, the Compensation Committee suspended the KC long-term plan for 2017 and did not take KC performance results into account when determining the incentive compensation benefits of the NACCO employees for 2017.

•	Final awards are determined after year-end by comparing actual performance to the pre-established performance targets that were set by the Compensation Committee.

•
The Compensation Committee, in its discretion, may decrease or eliminate awards. The Compensation Committee, in its discretion, may also increase awards and may approve the payment of awards where business unit performance would otherwise not meet the minimum criteria set for payment of awards, although it rarely does so and, in the case of the NEOs, was prohibited from doing so under the 162(m) Plans.

•
Short-term plan awards are paid annually in cash. Except for earlier payments in the case of death, disability and other limited circumstances, HBB and NACoal Long-Term Plan awards are paid in cash after a three-year holding period. NACCO Long-Term Equity Plan awards are paid annually as a combination of cash and restricted shares of Class A Common. The restricted shares are generally subject to a holding period of ten years.

•
All awards are fully vested when granted, with the exception of any Special Project Awards issued under the NACoal Long-Term Plan which are not vested until after the end of the three-year holding period when the Compensation Committee approves payment.

•	Due to the nature of the NACoal and HBB Long-Term Plans, the awards and payments under the plans are also required to be described in the Nonqualified Deferred Compensation Table on page 42.

Short-Term Incentive Compensation
Depending on the NEO's position, the short-term plans were designed to provide target short-term incentive compensation between 35% and 100% of their 2017 salary midpoint. The following table shows the short-term target awards and payouts approved by the Compensation Committee for each NEO for 2017:

Named Executive Officer and Short-Term Plan (1)	(A) 2017 Salary Midpoint ($)	(B) Short-Term Plan Target as a % of Salary Midpoint (%)	(C) = (A)x(B) Short-Term Plan Target ($)	(D) Short-Term Plan Payout as % of Target (%) (1)	(E) = (C) x (D) Short-Term Plan Payout ($)
J.C. Butler, Jr. (NACCO Short-Term Plan)	$672,700	70%	$470,890	118.9%	$559,712
Elizabeth I. Loveman (NACCO Short-Term Plan)	$244,400	35%	$85,540	114.4%	$97,914
Alfred M. Rankin, Jr. (NACCO Short-Term Plan) (2)	$669,900	100%	$669,900	112.3%	$562,643
Carroll L. Dewing (NACoal Short-Term Plan) (3)	$315,800	45%	$142,100	120.8%	$178,626
John D. Neumann (NACoal Short-Term Plan) (3)	$298,300	45%	$134,235	120.8%	$169,519
Harry B. Tipton, III (NACoal Short-Term Plan) (3)	$275,900	40%	$110,360	120.8%	$125,594
Gregory H. Trepp (HBB Short-Term Plan) (4)	$672,700	70%	$470,890	103.7%	$488,313
R. Scott Tidey (HBB Short-Term Plan) (4)	$399,700	50%	$199,850	103.7%	$207,244

(1)	Refer to the tables that follow for detailed calculations of the 2017 payout percentages for each short-term plan.

(2)
Mr. Rankin's actual short-term plan payout amount, included in the Summary Compensation Table on page 36, was pro-rated based on his period of service in 2017 prior to retirement on September 30, 2017.

(3)
Based on the application of the performance factors, the initial payout factor under the NACoal Short-Term Plan was 120.8%. This factor was then multiplied by the sum of each participant's 2017 short-term award target, which determined the amount of a maximum payment sub-pool under the NACoal Short-Term Plan. As required under the negative discretion guidelines adopted by the NACoal Compensation Committee under the NACoal Short-Term Plan, the maximum payment sub-pool was then allocated among eligible participants based on each participant's performance as determined by a specified weighted average of the initial payout factor, one or more business unit factors, and an individual performance factor as calculated for each participant. After applying the formula to all participants, the final short-term payment as a percentage of target award was as follows for the participating NEOs: (i) Mr. Dewing - 125.7%; (ii) Mr. Neumann - 126.3%; and (iii) Mr. Tipton - 113.8%.

(4)
The payout amounts shown above and in the Summary Compensation Table for Messrs. Trepp and Tidey are the full amounts earned under the HBB Short-Term Plan for 2017, including amounts earned following the spin-off date when HBB was no longer a subsidiary of NACCO. These same amounts are also disclosed in HBBHC's 2018 proxy statement.

The following tables show the performance criteria established by the Compensation Committee for 2017 under the Company's short-term incentive plans to determine final incentive compensation payments for the NEOs.
HBB Short-Term Plan for Messrs. Trepp and Tidey:

Performance Criteria	(A) Weighting	Performance Target	Performance Result	(B) Achievement Percentage	(A) x (B) Payout Percentage
HBB Adjusted Net Income	20%	$27,229,063	$28,060,706	124.3%	24.9%
HBB Adjusted Net Sales	40%	$621,263,867	$612,915,929	87.5%	35.0%
HBB Adjusted ROTCE	20%	31.4%	32.2%	108.0%	21.6%
HBB Adjusted Operating Profit Margin %	20%	7.1%	7.3%	111.1%	22.2%
Final Payout Percentage - HBB					103.7%	(1)

(1)
An additional performance target continued to apply to the HBB Short-Term Plan for 2017. Unless HBB's Adjusted Operating Profit Margin exceeded 4% for the year, the final payout percentage under the plan would be reduced by up to 40% from the amount otherwise determined under the formula shown above. This target acts as an additional control which was designed to reflect the Compensation Committee's view that full incentive compensation payments should not be paid if HBB does not meet a minimum Operating Profit Margin threshold for the year. Because HBB's Adjusted Operating Profit Margin exceeded 4% in 2017, no reduction occurred.

NACoal Short-Term Plan For Messrs. Dewing, Neumann and Tipton:

Performance Criteria	(A) Weighting	Performance Target	Performance Result	(B) Achievement Percentage	(A) x (B) Payout Percentage
NACoal Adjusted Operating Profit Dollars	50%	$31,821,492	$39,646,327	149.2%	74.6%
NACoal Project Focus List	30%	—	—	104%	31.2%	(1)
NACoal Centennial Cash Flow	5%	—	—	150%	7.5%	(2)
NACoal Centennial Wind Down	5%	—	—	150%	7.5%	(3)
NACoal MLMC Adjusted ROTCE	10%	—	—	—%	—%	(4)
Final Payout Percentage - NACoal					120.8%	(5)

(1)
We do not disclose the NACoal Project Focus List targets or results due to their competitively sensitive nature. They are highly specific, task-oriented goals. Among other things, they identify specific future projects, customers and contracts. During 2017, the following factors influenced the Compensation Committee's rating of NACoal's performance on the Project Focus List performance factor: MLMC executed a number of projects to advance progress on MLMC's Red Hills Mine revised life of mine plan, including land acquisitions, permitting and geological work, and to increase coal sales.  NACoal headquarters and mine site personnel evaluated opportunities to expand the coal mining business.  The North American Mining business successfully transitioned into new quarries, further expanded its business, and identified and pursued additional opportunities for growth.  The company advanced its strategies to participate in the mitigation banking industry.  Bisti Fuels Company, LLC successfully transitioned into the role of the new miner of the Navajo Mine, and strengthened its relationship with its customer, the power plant owners and the community.  Finally, NACoal continued to explore other mining opportunities, customers and markets. For 2017, the Compensation Committee believed that NACoal could meet certain targets outlined in the 2017 Project Focus List since they were designed to be reasonably achievable with strong management performance.

(2)
Centennial is a subsidiary of NACoal. The Compensation Committee believes that Centennial Cash Flow is a useful measure of performance because it measures the extent to which management is able to generate cash income to cover Centennial cash expenses.  Centennial Cash Flow does not have any standardized meaning prescribed by Generally Accepted Accounting Principles ("GAAP") and, therefore, may not be comparable to similar measures used by other companies. We defined this performance factor as earnings before interest, taxes, depreciation and amortization, excluding non-cash adjustments including stockpile inventory variation, tangible or intangible asset impairment charges and changes to the asset retirement obligation ("ARO") due to changes in assumptions and accretion plus proceeds from the sale or other disposition of any Centennial related assets or supply inventory under the care and custody of Centennial, less capital expenditures, gain/loss on the sale of any Centennial related assets or supply inventory under the care and custody of Centennial, reclamation spending for asset retirement obligations and advance royalty payments.  We do not disclose the Centennial Cash Flow targets or results due to their competitively sensitive nature. For 2017, the Compensation Committee believed NACoal could meet this target, since it was designed to be reasonably achievable with strong management performance.

(3)
NACoal management has been winding down the operations of Centennial since 2015. The Compensation Committee believes that Centennial Wind Down is a useful measure of performance because it measures the extent to which management takes actions that reduce or relieve the Company of current or future liabilities or reduce the Company's investment in the Centennial business. Centennial Wind Down does not have any standardized meaning prescribed by GAAP. We defined this performance factor as the before-tax net present value of all related cash flows (including, but not limited to, North American Coal Royalty Company) of any transactions with third parties completed by December 31, 2017 that reduce Centennial's ARO or relieve Centennial of future expenses included as period costs in the Centennial mine plan. The impact of transactions taken into account under the Centennial Wind Down performance factor was excluded from the Centennial Cash Flow performance factor. We do not disclose the Centennial Wind Down targets or results due to their competitively sensitive nature. For 2017, the Compensation Committee believed NACoal could meet this target, since it was designed to be reasonably achievable with strong management performance.

(4)
We do not disclose the MLMC ROTCE target or result due to their competitively sensitive nature. Virtually all of the coal produced by MLMC is sold to its customer for use in the adjacent power plant. As such, MLMC's revenues are highly dependent on the power plant's mechanical availability and its dispatch on the electrical grid. For 2017, the Compensation Committee believed NACoal could meet this target, since it was designed to be reasonably achievable with strong management performance.

(5)
Please see note (3) on page 20 discussing the calculation of the payment sub-pool and allocation of the participants. After applying the formula to all participants, the final short-term payment as a percentage of target award was as follows for the participating NEOs: (i) Mr. Dewing - 125.7%; (ii) Mr. Neumann - 126.3%; and (iii) Mr. Tipton - 113.8%.

NACCO Short-Term Plan. For 2017, incentive compensation under the NACCO Short-Term Plan was based on performance against specific business objectives of HBB for the first three quarters and NACoal for the year, as identified in each subsidiary's short-term plan. As reflected in the following tables, those amounts were allocated differently for Mr. Rankin and Ms. Loveman than for Mr. Butler because Mr. Butler spent a greater portion of his time performing services for NACoal than for our other subsidiaries.

NACCO Short-Term Incentive Compensation for Mr. Butler. The following table summarizes the performance criteria established by the Compensation Committee for 2017 under the NACCO Short-Term Plan to determine the final incentive compensation payment for Mr. Butler. 75% of his 2017 short-term award is based on pre-spin performance factors and 25% of his 2017 award is based on post-spin performance factors (which were measured over the full year performance period but adjusted to exclude HBB criteria):

Pre-Spin Performance Criteria	Initial Weighting at Subsidiary Level	Weighting	(A) Payment Factor	Performance Target	Performance Result	(B) Achievement Percentage	(A) x (B) Payout Percentage
HBB Adjusted Net Income (1)	20%	3%	3.0%	$27,229,063	$28,060,706	124.3%	3.7%
HBB Adjusted ROTCE (1)	20%	3%	3.0%	31.4%	32.2%	108.0%	3.2%
HBB Adjusted Operating Profit Margin % (1)	20%	3%	3.0%	7.1%	7.3%	111.1%	3.3%
HBB Adjusted Net Sales (1)	40%	6%	6.0%	$621,263,867	$612,915,929	87.5%	5.3%
HBB Total							15.5%
NACoal Adjusted Operating Profit Dollars (2)	50%	42.5%	42.5%	$31,821,492	$39,646,327	149.2%	63.4%
NACoal Project Focus List (2)	30%	25.5%	25.5%	—	—	104.0%	26.5%
NACoal Centennial Cash Flow (2)	5%	4.3%	4.3%	—	—	150.0%	6.5%
NACoal Centennial Wind Down (2)	5%	4.2%	4.2%			150.0%	6.3%
NACoal Adjusted MLMC ROTCE (2)	10%	8.5%	8.5%	—	—	—%	—%
NACoal Total							102.7%
Pre-Spin Payout Percentage - Mr. Butler							118.2%

Post-Spin Performance Criteria
NACoal Adjusted Operating Profit Dollars (2)	50%	50%	50.0%	$31,821,492	$39,646,327	149.2%	74.6%
NACoal Project Focus List (2)	30%	30%	30.0%	—	—	104.0%	31.2%
NACoal Centennial Cash Flow (2)	5%	5%	5.0%	—	—	150.0%	7.5%
NACoal Centennial Wind Down (2)	5%	5%	5.0%			150.0%	7.5%
NACoal Adjusted MLMC ROTCE (2)	10%	10%	10.0%	—	—	—%	—%
Post-Spin Payout Percentage - Mr. Butler							120.8%
Final Payout Percentage - Mr. Butler							118.9%

(1)	Refer to the previous HBB Short-Term Plan table for a description of these performance factors.

(2)	Refer to the previous NACoal Short-Term Plan table for a description of these performance factors.

NACCO Short-Term Incentive Compensation for Ms. Loveman. The following table summarizes the performance criteria established by the Compensation Committee for 2017 under the NACCO Short-Term Plan to determine the final incentive compensation payment for Ms. Loveman. 75% of her 2017 short-term award is based on pre-spin performance factors and 25% of her 2017 award is based on post-spin performance factors (which were measured over the full year performance period but adjusted to exclude HBB criteria):

Pre-Spin Performance Criteria	Initial Weighting at Subsidiary Level	Weighting	(A) Payment Factor	Performance Target	Performance Result	(B) Achievement Percentage	(A) x (B) Payout Percentage
HBB Adjusted Net Income (1)	20%	10%	10.0%	$27,229,063	$28,060,706	124.3%	12.4%
HBB Adjusted ROTCE (1)	20%	10%	10.0%	31.4%	32.2%	108.0%	10.8%
HBB Adjusted Operating Profit Margin % (1)	20%	10%	10.0%	7.1%	7.3%	111.1%	11.1%
HBB Adjusted Net Sales (1)	40%	20%	20.0%	$621,263,867	$612,915,929	87.5%	17.5%
HBB Total							51.8%
NACoal Adjusted Operating Profit Dollars (2)	50%	25%	25.0%	$31,821,492	$39,646,327	149.2%	37.3%
NACoal Project Focus List (2)	30%	15%	15.0%	—	—	104.0%	15.6%
NACoal Centennial Cash Flow (2)	5%	2.5%	2.5%	—	—	150.0%	3.8%
NACoal Centennial Wind Down (2)	5%	2.5%	2.5%			150.0%	3.8%
NACoal Adjusted MLMC ROTCE (2)	10%	5%	5.0%	—	—	—%	—%
NACoal Total							60.5%
Pre-Spin Payout Percentage - Ms. Loveman							112.3%

Post-Spin Performance Criteria
NACoal Adjusted Operating Profit Dollars (2)	50%	50%	50.0%	$31,821,492	$39,646,327	149.2%	74.6%
NACoal Project Focus List (2)	30%	30%	30.0%	—	—	104.0%	31.2%
NACoal Centennial Cash Flow (2)	5%	5%	5.0%	—	—	150.0%	7.5%
NACoal Centennial Wind Down (2)	5%	5%	5.0%			150.0%	7.5%
NACoal Adjusted MLMC ROTCE (2)	10%	10%	10.0%	—	—	—%	—%
Post-Spin Payout Percentage - Ms. Loveman							120.8%
Final Payout Percentage - Ms. Loveman							114.4%

(1)	Refer to the previous HBB Short-Term Plan table for a description of these performance factors.

(2)	Refer to the previous NACoal Short-Term Plan table for a description of these performance factors.
NACCO Short-Term Incentive Compensation for Mr. Rankin for Pre-Spin Service. The following table summarizes the performance criteria established by the Compensation Committee for 2017 under the NACCO Short-Term Plan to determine the final incentive compensation payment for Mr. Rankin for pre-spin service. His 2017 short-term award is based on the performance factors shown below that were in effect while HBBHC was a subsidiary of NACCO prior to Mr. Rankin's retirement:

Pre-Spin Performance Criteria	Initial Weighting at Subsidiary Level	Weighting	(A) Payment Factor	Performance Target	Performance Result	(B) Achievement Percentage	(A) x (B) Payout Percentage
HBB Adjusted Net Income (1)	20%	10%	10.0%	$27,229,063	$28,060,706	124.3%	12.4%
HBB Adjusted ROTCE (1)	20%	10%	10.0%	31.4%	32.2%	108.0%	10.8%
HBB Adjusted Operating Profit Margin % (1)	20%	10%	10.0%	7.1%	7.3%	111.1%	11.1%
HBB Adjusted Net Sales (1)	40%	20%	20.0%	$621,263,867	$612,915,929	87.5%	17.5%
HBB Total							51.8%
NACoal Adjusted Operating Profit Dollars (2)	50%	25%	25.0%	$31,821,492	$39,646,327	149.2%	37.3%
NACoal Project Focus List (2)	30%	15%	15.0%	—	—	104.0%	15.6%
NACoal Centennial Cash Flow (2)	5%	2.5%	2.5%	—	—	150.0%	3.8%
NACoal Centennial Wind Down (2)	5%	2.5%	2.5%			150.0%	3.8%
NACoal Adjusted MLMC ROTCE (2)	10%	5%	5.0%	—	—	—%	—%
NACoal Total							60.5%
Final Payout Percentage - Mr. Rankin (Pre-Spin)							112.3%

(1)	Refer to the previous HBB Short-Term Plan table for a description of these performance factors.

(2)	Refer to the previous NACoal Short-Term Plan table for a description of these performance factors.

Long-Term Incentive Compensation

In General. The purpose of our long-term incentive compensation plans is to enable senior management employees to accumulate capital through future managerial performance, which the Compensation Committee believes contributes to the future success of our businesses. Our long-term incentive plans require long-term commitment on the part of our senior management employees, and cash withdrawals or stock sales are generally not permitted for a number of years. Rather, the awarded amount is effectively invested in the Company for an extended period which encourages our executives to focus on our long-term profitability and that strengthens the tie between stockholders' and the NEOs' long-term interests.

Those individual NEOs who have a greater impact on our long-term strategy receive a higher percentage of their compensation as long-term compensation. In general, the Compensation Committee does not consider an NEO's long-term incentive award for prior periods when determining the value of a long-term incentive award for the current period because it considers those prior awards to represent compensation for past services. The Compensation Committee only grants equity-based compensation to certain senior executives at NACCO headquarters.
Depending on the NEO's position, the long-term plans were designed to provide target long-term incentive compensation between 35% and 250% of their 2017 salary midpoint (increased by 15% for participants in the NACCO Long-Term Equity Plan as described below). The table below shows the long-term target awards and payouts approved by the Compensation Committee for each NEO for 2017:

Named Executive Officer and Long-Term Plan	(A) Salary Midpoint ($)	(B) Long-Term Plan Target as a % of Salary Midpoint ($)(1)	(C)= (A)x(B) Long-Term Plan Target ($)	(D) Long-Term Plan Payout as a% of Target(%)(2)	(E)=(C)x(D) Cash-Denominated Long-Term Plan Payout ($)(3)(4)	(F) Fair Market Value of Long-Term Plan Payout ($)(3)(4)
J.C. Butler, Jr. (NACCO Long-Term Equity Plan)	$672,700	172.5%	$1,160,408	151.6%	$1,760,030	$2,220,537
Elizabeth I. Loveman (NACCO Long-Term Equity Plan)	$244,400	40.25%	$98,371	134.2%	$132,122	$166,692
Alfred M. Rankin, Jr. (NACCO Long-Term Equity Plan) (5)	$669,900	287.5%	$1,440,427	125.8%	$1,812,058	$2,286,177
Carroll L. Dewing (NACoal Long-Term Plan)	$315,800	50%	$157,900	159.2%	$251,377	N/A
John D. Neumann (NACoal Long-Term Plan)	$298,300	50%	$149,150	159.2%	$237,447	N/A
Harry B. Tipton, III (NACoal Long-Term Plan)	$275,900	45%	$124,155	159.2%	$197,655	N/A
Gregory H. Trepp (HBB Long-Term Plan) (6)	$672,700	150%	$1,009,050	92.3%	$931,353	N/A
R. Scott Tidey (HBB Long-Term Plan) (6)	$399,700	70%	$279,790	92.3%	$258,246	N/A

(1)
The target percentages for participants in the NACCO Long-Term Equity Plan include a 15% increase from the Hay-recommended long-term plan target awards that the Compensation Committee applies each year to account for the immediately taxable nature of the NACCO Long-Term Equity Plan awards. See "NACCO Long-Term Equity Plan" beginning on page 28.

(2)	Refer to the tables below for detailed calculations of the 2017 payout percentages for each long-term plan.

(3)
Awards under the NACoal and HBB Long-Term Plans are each calculated and paid in dollars. There is no difference between the amount of the cash-denominated awards and the fair market value of the awards under those plans.

(4)
Awards under the NACCO Long-Term Equity Plan are initially denominated in dollars. The amounts shown in columns (C) and (E) reflect the dollar-denominated target and actual awards. This is the amount that is used by the Compensation Committee when analyzing the total compensation of the NEOs who receive equity compensation. The dollar-denominated awards are then paid to the participants in a combination of cash (approximately 35%) and restricted shares of Class A Common (approximately 65%). The actual number of shares of stock issued would normally be determined by taking the dollar value of the stock component of the award and dividing it by the lower of the average share price during the 2017 performance period or the preceding calendar year. For 2017, however, due to the impact of the HBBHC spin-off on the price of HBBHC and NACCO Class A Common, the Compensation Committee defined the "average share price" for this purpose as the lower of (i) the average NACCO Class A Common share price for 2016, which was $63.232 or (ii) $80.549, which is the sum of (a) the average NACCO Class

A Common share price for the period from January 1, 2017 through September 29, 2017 plus (b) the average share price of a hypothetical "HBBHC/NACCO composite share" for the last three months of 2017 that was calculated by adding the weekly closing value of one share of NACCO Class A Common plus two shares of HBBHC class A common stock for such time period. The amount shown in column (F) is the sum of (i) the cash distributed and (ii) the grant date fair value of the stock that was distributed for the 2017 NACCO Long-Term Equity Plan awards. This amount is computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("FASB ASC Topic 718"). See Note (2) to the consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2017 for more information regarding the accounting treatment of our equity awards. This is the same amount that is disclosed in the Summary Compensation Table on page 36. The shares were valued on the date on which the NACCO Long-Term Equity Plan awards were approved by the Compensation Committee. The difference in the amounts disclosed in columns (E) and (F) is due to the fact that the number of shares issued in Column (E) was calculated using the formula share price of $63.232 (explained on page 28), while the grant date fair value in Column (F) was calculated using $38.035, which is the average of the high and low share price on the date the shares were granted. As required under the NACCO Long-Term Equity Plan, at the time the stock awards were issued, Messrs. Butler, and Rankin and Ms. Loveman surrendered a portion of their shares to the Company to pay for additional tax withholding obligations associated with the award as described in further detail in the Stock Vested table on page 40.

(5)	Mr. Rankin's actual long-term plan payout amount was prorated based on his period of service in 2017 prior to his retirement on September 30, 2017.

(6)
The payout amounts shown in the preceding table and in the Summary Compensation Table for Messrs. Trepp and Tidey are the full amounts earned under the HBB Long-Term Plan for 2017, including amounts earned following the spin-off date when HBB was no longer a subsidiary of NACCO. These same amounts are also disclosed in HBBHC’s 2018 proxy statement.

The terms of, and 2017 payout calculations for, each long-term plan are described below.
HBB Long-Term Plan for Messrs. Trepp and Tidey. HBB Long-Term Plan awards are subject to the following rules:

•	The grant date of the award is January 1st following the end of the award year. All awards are fully vested when granted.

•
Awards approved by the Compensation Committee are credited to separate sub-accounts established for each participant for each award year. The sub-accounts are credited with 2% interest during the year. After year-end, while a participant remains actively employed, additional interest is credited based on a formula that takes into account the final payout percentage under the HBB Long-Term Plan for the year, with a maximum of 14%.

•	Each sub-account is paid at the earliest of death, disability, retirement, change in control or on the third anniversary of the grant date of the award.

The following table shows the information for awards granted to NEOs under the HBB Long-Term Plan for 2017:

Performance Criteria	(A) Weighting	Performance Target(1)	Performance Result(1)	(B) Achievement Percentage	(A) x (B) Payout Percentage
HBB Adjusted Long-Term Net Sales	50%	—	—	109.6%	54.8%
HBB Adjusted Long-Term Operating Profit Margin	50%	—	—	75.0%	37.5%
Final Payout Percentage - HBB					92.3%	(2)

(1)
The Compensation Committee only uses two financial metrics under the HBB Long-Term Plan: net sales and operating profit margin. The use of these metrics reflects our focus on increasing profitability at HBB over the long-term. We do not disclose the long-term HBB net sales or operating profit margin targets or results because they would reveal competitively sensitive long-term financial information, as well as our long-range business plans, to our competitors. The Compensation Committee believed HBB could meet the 2017 targets since they were designed to be reasonably achievable with strong management performance.

(2)
The additional Adjusted Operating Profit Margin performance target described in footnote (1) to the HBB Short-Term Plan table on page 21 also applied to the HBB Long-Term Plan in 2017. As stated therein, because HBB's Adjusted Operating Profit Margin exceeded that threshold, HBB Long-Term Plan payouts were not reduced for 2017.

NACoal Long-Term Plan for Messrs. Dewing, Neumann and Tipton. The NACoal Long-Term Plan became effective January 1, 2016 following the expiration of a prior long-term plan on December 31, 2015. Participants in the NACoal Long-Term Plan are eligible for two types of awards under the NACoal Long-Term Plan:

•
A Standard Award. The "Standard Awards" are calculated based on Company performance against pre-established performance factors. For 2017, due to the uncertainty surrounding the coal industry and the political climate, the NACoal Compensation Committee used several of the same performance factors that were used in the NACoal Short-Term Plan to calculate the Standard Awards under the NACoal Long-Term Plan. These performance factors may be changed annually and we expect to include longer view performance goals as the political climate stabilizes. The annual payout percentage for the Standard Awards ranges from 0% to 150%. Standard Awards are subject to a three-year holding period (as described below), but are immediately vested when granted.

•
A Special Project Award. The "Special Project Awards" (if any) are calculated based on the present value of a new or extended project (determined based on the forecasted after-tax cash flow and cost of capital over the life of the project (which could be 40 years) based on the contract terms, including a present value calculation over the life of the contract) against a pre-determined target established by the Compensation Committee for the award year. The annual payout percentage for the Special Project Awards ranges from 0% to 200%. If the NACoal Compensation Committee determines that a Special Project has provided significantly less net income than originally expected, then the amount of any prior Special Project Award previously granted may be reduced or eliminated at any time prior to payment. As a result, Special Project Awards are not vested until after the end of the three-year holding period and final approval by the Compensation Committee.

All awards under the NACoal Long-Term Plan are subject to the following rules:

•	The grant date of the award is the January 1st following the end of the award year.

•
Awards approved by the Compensation Committee are credited to separate sub-accounts established for each participant for each award year. The sub-accounts are credited with 2% interest during the year. After year-end, while a participant remains actively employed, additional interest is credited based on a formula that takes into account the final payout percentage under the NACoal Long-Term Plan for the year, with a maximum of 14%.

•
Each sub-account is paid as soon as practicable following the earliest of (i) a change in control; (ii) the third anniversary of the grant date of the award (and, in the case of a Special Project Award, the Compensation Committee's approval thereof) or (iii) a participant's death or disability.

The following table shows the information for awards granted to NEOs under the NACoal Long-Term Plan for 2017:

Performance Criteria	(A) Weighting	Performance Target	Performance Result	(B) Achievement Percentage	(A) x (B) Payout Percentage
NACoal Adjusted Operating Profit Dollars	70%	$31,821,492	$39,646,327	149.2%	104.4%	(1)
NACoal Centennial Cash Flow	7.5%	—	—	150%	11.3%	(1)
NACoal Centennial Wind Down	7.5%	—	—	150%	11.3%	(1)
NACoal MLMC Adjusted ROTCE	15%	—	—	—%	—%	(1)
Standard Award	100%				127.0%
Special Project Award	100%	—	—		32.2%	(2)
Final Payout Percentage - NACoal					159.2%
(1)    Refer to the NACoal Short-Term Plan table on page 21 for a description of these performance factors.

(2)
This table does not include the Special Project Award targets or results due to the competitively sensitive nature of that information. See page 21 for a description of publicly known new projects for 2017. The NACoal Compensation Committee did not expect NACoal to meet the Special Project Award performance target for 2017.

NACCO Long-Term Equity Plan. Target awards under the NACCO Long-Term Equity Plan are initially expressed in a dollar amount equal to a percentage of the participant's salary midpoint based on the number of Hay points assigned to the executive's position and the long-term incentive compensation targets for that Hay point level recommended by the Hay Group and adopted by the Compensation Committee. The Compensation Committee then increases these amounts by 15% to account for the immediately taxable nature of the equity awards.

Approximately 65% of the award is distributed in shares of restricted stock and the remaining 35% is distributed in cash to approximate the income tax withholding obligation for the stock. The full amount of the award, including the fair market value of the restricted shares on the date of grant, is fully taxable to the participant. The actual number of shares of stock issued is determined by taking the dollar value of the stock component of the award and dividing it by a formula share price. For this purpose, the formula share price is calculated as the lesser of:

•
The average closing price of our Class A Common stock on the NYSE at the end of each week during the prior calendar year (2016) (or such other previous calendar year as determined by the Compensation Committee no later than the 90th day of the award year), which was $63.232; or

•	The average closing price of our Class A Common stock on the NYSE at the end of each week during the 2017 award year.

However, for 2017 awards, a modified formula share price was established as a result of the impact of the HBBHC spin-off on the price of NACCO and HBBHC stock following the spin-off. See Note (4) to the Long-Term Incentive Compensation table on pages 25 and 26.

Participants have all of the rights of a stockholder, including the right to vote and receive dividends upon receipt of the shares. However, the award shares are subject to transfer restrictions for a period of ten years from the last day of the award year. The transfer restrictions lapse earlier in the event of (i) the participant's death or permanent disability; or (ii) five years (or earlier with the approval of the Compensation Committee) from the date of retirement. The Compensation Committee has the right to release the restrictions at an earlier date, but rarely does so except in the case of the release of a limited number of shares for the payment of educational and medical expenses or home purchases, as permitted under the terms of the plan. No early release requests were requested by or granted to the NEOs in 2017.

Any gain participants realize in the long-run from awards that are issued under the NACCO Long-Term Equity Plan depends on what management does to drive the financial performance of the Company and increase the stock price. This is because the restricted shares of Class A Common that are awarded under the NACCO Long-Term Equity Plan generally may not be transferred for a period of ten years following the last day of the award year. During the holding period, the ultimate value of the shares is subject to change based on the value of the shares of stock. The value of the award is enhanced as the value of the stock increases or is reduced as the value of the stock decreases. Thus, the awards provide the executives with an incentive over the holding period to increase the value of the Company, which is expected to lead to long-term returns to stockholders. The Compensation Committee believes that this encourages our executives to maintain a long-term focus on our profitability, which is also in the Company's best interests.

As a result of the annual equity grants under the NACCO Long-Term Equity Plan and the corresponding transfer restrictions, the number of shares of stock that an executive holds generally increases each year. Consequently, NACCO executives will continue to have or accumulate exposure to long-term Company performance notwithstanding any short-term changes in the price of shares of Class A Common. This increased exposure strongly aligns the long-term interests of our NEOs with those of other stockholders.
Following the HBBHC spin-off in 2017, the restricted shares of Class A Common that were previously issued under our equity plans remained subject to the transfer restrictions on such shares for the time period remaining on the transfer restrictions. In connection with the distribution of shares of HBBHC by NACCO in the spin-off, our employees and directors who held restricted shares of Class A Common that were previously issued under our equity plans also received restricted shares of HBBHC Class A Common and HBBHC Class B Common that remained subject to the same terms and conditions applicable to the restricted shares of NACCO Class A Common, including, but not limited to the time period remaining on the restrictions on transfer. Those restricted shares of HBBHC common stock received on the spin-off distribution date are governed by the terms of the applicable NACCO equity plan.
For 2017, the incentive compensation under the NACCO Long-Term Equity Plan was based on performance against specific business objectives of HBB for the first three quarters and NACoal for the year, as identified in each subsidiary's long-term plan. As reflected in the tables below, those amounts were allocated differently for Mr. Rankin and Ms. Loveman than for Mr. Butler because Mr. Butler spent a greater portion of his time performing services for NACoal than our other subsidiaries.
NACCO Long-Term Incentive Compensation for Mr. Butler. The following table summarizes the performance criteria established by the Compensation Committee for 2017 under the NACCO Long-Term Plan to determine the final incentive compensation payment for Mr. Butler. 75% of his 2017 short-term award is based on pre-spin performance factors and 25% of his 2017 award is based on post-spin performance factors (which were measured over the full year performance period but adjusted to exclude HBB criteria):

Pre-Spin Performance Criteria	Initial Weighting at Subsidiary Level	Weighting	(A) Payment Factor	Performance Target	Performance Result	(B) Achievement Percentage	(A) x (B) Payout Percentage
HBB Adjusted Long-Term Operating Profit Margin (1)	50%	7.5%	7.5%	—	—	75.0%	5.6%
HBB Adjusted Long-Term Net Sales (1)	50%	7.5%	7.5%	—	—	109.6%	8.2%
HBB Total							13.8%
NACoal Adjusted Operating Profit Dollars (2)	70.0%	59.5%	59.5%	$31,821,492	$39,646,327	149.2%	88.8%
NACoal Centennial Cash Flow (2)	7.5%	6.4%	6.4%	—	—	150%	9.6%
NACoal Centennial Wind Down (2)	7.5%	6.3%	6.3%	—	—	150%	9.5%
NACoal MLMC Adjusted ROTCE (2)	15.0%	12.8%	12.8%	—	—	—%	—%
NACoal Standard Award	100%	85%	85.0%				107.9%
NACoal Special Project Award (2)	100%	85%	85.0%	—	—	32.2%	27.4%
NACoal Total							135.3%
Pre-Spin Payout Percentage - Mr. Butler							149.1%

Post-Spin Performance Criteria
NACoal Adjusted Operating Profit Dollars (2)	70.0%	70%	70.0%	$31,821,492	$39,646,327	149.2%	104.4%
NACoal Centennial Cash Flow (2)	7.5%	7.5%	7.5%	—	—	150%	11.3%
NACoal Centennial Wind Down (2)	7.5%	7.5%	7.5%	—	—	150%	11.3%
NACoal MLMC Adjusted ROTCE (2)	15.0%	15%	15.0%	—	—	—%	—%
NACoal Standard Award	100%	100%	100.0%				127.0%
NACoal Special Project Award (2)	100%	100%	100.0%	—	—	32.2%	32.2%
NACoal Total							159.2%
Post-Spin Payout Percentage - Mr. Butler							159.2%
Final Payout Percentage - Mr. Butler							151.6%

(1)	Refer to the previous HBB Long-Term Plan table for a description of these performance factors.

(2)	Refer to the previous NACoal Long-Term Plan table for a description of these performance factors.

NACCO Long-Term Incentive Compensation for Ms. Loveman. The following table summarizes the performance criteria established by the Compensation Committee for 2017 under the NACCO Long-Term Plan to determine the final incentive compensation payment for Ms. Loveman. 75% of her 2017 short-term award is based on pre-spin performance factors and 25% of her 2017 award is based on post-spin performance factors (which were measured over the full year performance period but adjusted to exclude HBB criteria):

Pre-Spin Performance Criteria	Initial Weighting at Subsidiary Level	Weighting	(A) Payment Factor	Performance Target	Performance Result	(B) Achievement Percentage	(A) x (B) Payout Percentage
HBB Adjusted Long-Term Operating Profit Margin (1)	50%	25%	25.0%	—	—	75.0%	18.8%
HBB Adjusted Long-Term Net Sales (1)	50%	25%	25.0%	—	—	109.6%	27.4%
HBB Total							46.2%
NACoal Adjusted Operating Profit Dollars (2)	70.0%	35%	35.0%	$31,821,492	$39,646,327	149.2%	52.2%
NACoal Centennial Cash Flow (2)	7.5%	3.8%	3.8%	—	—	150%	5.7%
NACoal Centennial Wind Down (2)	7.5%	3.7%	3.7%	—	—	150%	5.6%
NACoal MLMC Adjusted ROTCE (2)	15.0%	7.5%	7.5%	—	—	—%	—%
NACoal Standard Award	100%	50%	50.0%				63.5%
NACoal Special Project Award (2)	100%	50%	50.0%	—	—	32.2%	16.1%
NACoal Total							79.6%
Pre-Spin Payout Percentage - Ms. Loveman							125.8%

Post-Spin Performance Criteria
NACoal Adjusted Operating Profit Dollars (2)	70.0%	70%	70.0%	$31,821,492	$39,646,327	149.2%	104.4%
NACoal Centennial Cash Flow (2)	7.5%	7.5%	7.5%	—	—	150%	11.3%
NACoal Centennial Wind Down (2)	7.5%	7.5%	7.5%	—	—	150%	11.3%
NACoal MLMC Adjusted ROTCE (2)	15.0%	15%	15.0%	—	—	—%	—%
NACoal Standard Award	100%	100%	100.0%				127.0%
NACoal Special Project Award (2)	100%	100%	100.0%	—	—	32.2%	32.2%
NACoal Total							159.2%
Post-Spin Payout Percentage - Ms. Loveman							159.2%
Final Payout Percentage - Ms. Loveman							134.2%

(1)	Refer to the previous HBB Long-Term Plan table for a description of these performance factors.

(2)	Refer to the previous NACoal Long-Term Plan table for a description of these performance factors.

NACCO Long-Term Incentive Compensation for Mr. Rankin for Pre-Spin Service. The following table summarizes the performance criteria established by the Compensation Committee for 2017 under the NACCO Long-Term Plan to determine the final incentive compensation payment for Mr. Rankin for pre-spin service. His 2017 short-term award is based on the performance factors shown below that were in effect while HBBHC was a subsidiary of NACCO prior to Mr. Rankin's retirement:

Pre-Spin Performance Criteria	Initial Weighting at Subsidiary Level	Weighting	(A) Payment Factor	Performance Target	Performance Result	(B) Achievement Percentage	(A) x (B) Payout Percentage
HBB Adjusted Long-Term Operating Profit Margin (1)	50%	25%	25.0%	—	—	75.0%	18.8%
HBB Adjusted Long-Term Net Sales (1)	50%	25%	25.0%	—	—	109.6%	27.4%
HBB Total							46.2%
NACoal Adjusted Operating Profit Dollars (2)	70.0%	35%	35.0%	$31,821,492	$39,646,327	149.2%	52.2%
NACoal Centennial Cash Flow (2)	7.5%	3.8%	3.8%	—	—	150%	5.7%
NACoal Centennial Wind Down (2)	7.5%	3.7%	3.7%	—	—	150%	5.6%
NACoal MLMC Adjusted ROTCE (2)	15.0%	7.5%	7.5%	—	—	—%	—%
NACoal Standard Award	100%	50%	50.0%	—	—		63.5%
NACoal Special Project Award (2)	100%	50%	50.0%	—	—	32.2%	16.1%
NACoal Total							79.6%
Final Payout Percentage - Mr. Rankin (Pre-Spin)							125.8%

(1)	Refer to the previous HBB Long-Term Plan table for a description of these performance factors.

(2)	Refer to the previous NACoal Long-Term Plan table for a description of these performance factors.
Other Compensation of Named Executive Officers
Discretionary Restricted Stock Awards. The Company also maintains the NACCO Industries, Inc. Supplemental Executive Long-Term Incentive Bonus Plan (the "Supplemental Equity Plan"), which gives the Compensation Committee the flexibility to provide additional discretionary equity compensation. The Compensation Committee did not grant any awards under this plan for services performed in 2017.

Discretionary Cash Bonuses. The Compensation Committee has the authority to grant, and has from time to time granted, discretionary cash bonuses to employees, including the NEOs, in addition to the incentive compensation described above. The Compensation Committee uses discretionary cash bonuses to reward substantial achievement or superior service to the Company and/or its subsidiaries, particularly when such achievement or service is not reflected in the performance criteria established under our incentive plans. No discretionary cash bonuses were awarded to the NEOs for 2017 performance.
Retirement Plans. The material terms of our retirement plans are described below and in the Pension Benefits Table and the Nonqualified Deferred Compensation Table. The Company no longer provides any defined benefit pensions to any non-union employees, including the NEOs.
We provide the NEOs and our other full-time employees with defined contribution retirement benefits. Employer contributions are designed to provide employees with competitive retirement income. The Compensation Committee believes that the target level of retirement benefits gives us the ability to attract and retain talented management employees at the senior executive level and below.
With the exception of Mr. Rankin's retirement benefits, the NEOs and other senior management employees receive the same retirement benefits as all other non-union employees who are employed by the same company. However, the benefits that are provided to the NEOs and other executive officers are provided under a combination of qualified and Excess Plans, while the benefits that are provided to other employees are provided only under qualified plans. The Excess Plans provide retirement benefits that would have been provided under the qualified plans, but that cannot be provided due to various Internal Revenue Service limits and non-discrimination requirements.
Our active retirement plans contain the following three types of benefits: (i) employee deferrals; (ii) matching (or substitute matching) benefits or "safe harbor" employer contributions; and (iii) profit sharing benefits. The compensation that is taken into account under the plans generally includes base salary and short-term incentive payments, but excludes most other forms of compensation, including long-term incentive compensation and other discretionary payments. However, short-term incentive payments are excluded under the HBB plans, except for purposes of calculating profit sharing benefits.

Under the plans, eligible employees other than Mr. Rankin may elect to defer up to 25% of compensation. Mr. Rankin no longer defers any compensation under the retirement plans. The NEOs received employer matching contributions under the following formulas for 2017:

•	Mr. Rankin: 5% of compensation, regardless of amount contributed.

•	Messrs. Butler, Dewing, Neumann and Tipton and Ms. Loveman: a 5% match on the first 5% of employee contributions.

•	Messrs. Trepp and Tidey: 3% employer safe-harbor contribution, regardless of amount contributed.

Eligible employees also receive a profit sharing contribution equal to a specified percentage of compensation. Mr. Rankin's formula and the HBB formula also take into account the employee's age and company performance for the year. If the Company performs well, the amount of the profit sharing contribution increases. As applied to the NEOs in 2017, the range of profit sharing contributions under each applicable formula were:

•	Mr. Rankin: between 7.00% and 16.35% of all eligible compensation and 5.7% of eligible compensation in excess of the Social Security Wage Base for the year.

•	Messrs. Butler, Dewing, Neumann and Tipton and Ms. Loveman: 6.0% of all eligible compensation and 5.7% of eligible compensation in excess of the Social Security Wage Base for the year.

•
Messrs. Trepp and Tidey: between 5.30% and 10.85% (for Mr. Trepp) and 4.40% and 9.00% (for Mr. Tidey) of all eligible compensation and 5.7% of eligible compensation in excess of the Social Security Wage Base for the year.

The NEOs are each 100% vested in their retirement benefits. Benefits under the qualified plans are payable at any time following a termination of employment. Participants have the right to invest their qualified plan account balances among various investment options that are offered by the plans' trustee. Participants can elect various forms of payment including lump sum distributions and installments.
Under the Excess Plans:

•
participants' account balances, other than excess profit sharing benefits, are credited with interest during the year based on the rate of return of the Vanguard RST fixed income fund, which is one of the investment funds under the qualified plans (14% maximum); however, no interest is credited on excess profit sharing benefits;

•
the amounts credited under the Excess Plans each year are paid prior to March 15th of the following year to avoid regulatory complexities and eliminate the risk of non-payment to the executives based on the unfunded nature of the Excess Plans; and

•
the amounts credited under the Excess Plans (other than the portion of the employee deferrals that are in excess of the amount needed to obtain a full employer matching contribution) are increased by 15% to reflect the immediately taxable nature of the payments.

Mr. Rankin is also eligible for benefits under The NACCO Industries, Inc. Unfunded Benefit Plan (the "Frozen NACCO Unfunded Plan") and the Retirement Benefit Plan for Alfred M. Rankin, Jr. (the "Frozen CEO Plan") (collectively, the "Frozen Retirement Plans"), deferred compensation plans that were frozen in 2007. Mr. Rankin's accounts under the Frozen Retirement Plans are subject to the following rules:

•
The frozen accounts are credited with interest at the rate of 2% during the year. After year-end, certain sub-accounts are credited with interest under a ROTCE-based formula, with a maximum of 14%. The amount of the annual interest credits, increased by 15% to reflect the immediately taxable nature of the payments, is paid before March 15th of the following year.

•
The frozen accounts (including unpaid interest for the year of payment, if any) will be paid at the earlier of termination of employment (subject to a six-month delay if required under Section 409A of the Internal Revenue Code) or a change in control.

•
When the frozen accounts are paid, a determination will be made whether the highest incremental personal income tax rates and applicable employment tax rates in the year of payment exceed the rates that were in effect in 2008 when all other participants received their nonqualified plan payments. In the event the rates have increased, an additional tax gross-up payment will be paid to Mr. Rankin. The Compensation Committee determined that we, and not Mr. Rankin, should bear the risk of a tax increase after 2008 because he would have received payment of his frozen accounts in 2008 were it not for the adverse cash flow and income tax impact on us. No other tax gross-ups (such as gross-ups for excise taxes) will be paid.

•
Following the spin-off of HBBHC, the Company was able to further align management incentives with the long-term interests of shareholders by terminating the NACoal Long-Term Plan, effective February 14, 2018, and having NACoal executives participate in the NACCO Long-Term Equity Plan in 2018. This also required us to terminate the Frozen Retirement Plans, which is beneficial to the Company because it allows us to remove the liability under these plans from our balance sheet. Payouts under the terminated plans will occur between February 14, 2019 and February 13, 2020.

Other Benefits. All salaried U.S. employees, including the NEOs, participate in a variety of health and welfare benefit plans that are designed to enable us to attract and retain our workforce in a competitive marketplace.

Perquisites and Other Personal Benefits. Although we provide limited perquisites and other personal benefits to certain executives, we do not believe these perquisites and other personal benefits constitute a material component of the executive officer's compensation package. The modest amount of cash paid to the NEOs in lieu of perquisites in 2017 is separately disclosed in the table on page 13 and the limited non-cash perquisites are disclosed in note (5) to the Summary Compensation Table on page 35.
No Individual Employment or Severance Agreements. None of the NEOs has an employment agreement that provides for a fixed period of employment, fixed positions or duties, or for a fixed base salary or actual or target incentive bonus.
Upon an NEO's termination of employment with us for any reason, the NEOs (and all other employees) are entitled to:

•	amounts earned during their term of employment, including earned but unpaid salary and accrued but unused vacation and holiday pay; and

•	benefits that are provided under the retirement plans, incentive plans, Excess Plans and Frozen Retirement Plans that are further described in this Proxy Statement.

There are no individual severance contracts with any of the NEOs. Upon termination of employment in certain circumstances and in accordance with the terms of the plans, the NEOs are only entitled to severance pay and continuation of certain health benefits provided under broad-based severance pay plans that are generally available to all salaried employees that provide benefits for a stated period of time based on length of service, with various maximum time periods. The Compensation Committee will consider the facts and circumstances of an NEO's separation to determine whether any material severance payment that is in excess of the amount the NEO is otherwise entitled to receive under the broad-based severance plans is appropriate.

Consulting Agreement with Mr. Rankin. In order to facilitate a smooth transition after Mr. Rankin's retirement from the Company, the Company and Mr. Rankin entered into a consulting agreement independent of his continuing role as the non-executive Chairman of the Board of Directors of NACCO. Pursuant to the consulting agreement, Mr. Rankin will support the President and CEO of NACCO upon request. Mr. Rankin will have the sole discretion to determine the work schedule and the manner in which the consulting services will be performed, but in no event will he be required to perform services under the consulting agreement in excess of twenty hours a month. The Company pays Mr. Rankin a monthly consulting fee of $41,666.67 for services under the consulting agreement. The consulting agreement will continue in effect until September 30, 2018, at which time it will be automatically renewed for successive one year periods unless either party provides written notice of non-renewal to the other party at least thirty days prior to the expiration of the initial term of the agreement or any renewal term.

Limited Change in Control Benefits for All Employees. In order to advance the compensation objective of attracting, retaining and motivating qualified management, the Compensation Committee believes that it is appropriate to provide limited change in control protections to our employees. Our NEOs have the same protections as other senior management employees. In the event of a change in control, we provide for:

•	the payment of accrued benefits under our retirement plans;

•	the payment of vested awards for prior years under the subsidiary long-term plans that have been earned but not yet paid;

•	the vesting and payment of the Special Project Awards under the NACoal Long-Term Plan; and

•	the payment of a pro-rata target award under the current year's incentive plans.

The Compensation Committee believes that:

•	These change in control payment provisions are appropriate to assure payment to the executives due to the unfunded nature of the benefits provided under these plans.

•
The skills, experience and services of our key management employees are a strong factor in our success and the occurrence of a change in control transaction would create uncertainty for these employees.

•
Some key management employees would consider terminating employment in order to trigger the payment of their unfunded benefits if an immediate payment is not made when a change in control occurs and our limited change in control payment triggers are designed to encourage key management employees to remain employed during and after a change in control.

Importantly, these change in control provisions are not employment agreements and do not guarantee employment for any of the executives for any period of time. In addition, none of the change in control payments will be "grossed up" for any excise taxes imposed on the executives as a result of the receipt of payments upon a change in control.
For a further discussion of the potential payments that may be made to the NEOs in connection with a change in control, see "Potential Payments Upon Termination/Change in Control" beginning on page 40.
Tax and Accounting Implications
Deductibility of Executive Compensation. As part of its role, the Compensation Committee generally considers the deductibility of executive compensation under Internal Revenue Code Section 162(m), which provides that, subject to certain exceptions, we may not deduct compensation of more than $1 million that is paid to certain executive officers (and, beginning in 2018, certain former executive officers). Historically, compensation that qualifies as "performance-based compensation" under Internal Revenue Code Section 162(m) could be excluded from this $1 million limit, but this exception has now been repealed, effective for taxable years beginning after December 31, 2017, unless certain transition relief for certain compensation arrangements in place as of November 2, 2017 is available.
For 2017, the NACCO Long-Term Equity Plan, the NACCO Short-Term Plan, the NACoal Long-Term Plan, the NACoal Short-Term Plan, the HBB Long-Term Plan and the HBB Short-Term Plan were designed so that, together with steps taken by the Compensation Committee in the administration of the plans, payouts on awards made under the plans might be able to qualify for an exception for qualified performance-based compensation so that they do not count towards the $1 million cap that Internal Revenue Code Section 162(m) imposes for purposes of federal income tax deductibility.
While the Compensation Committee considers in very general terms the deductibility of the compensation it awards, such deductibility is not guaranteed and is only one of the factors considered in setting compensation. The Compensation Committee maintains the flexibility to compensate executive officers based on an overall determination of what it believes is in the best interests of the Company and its stockholders, even if all or a portion of the compensation is determined not to be deductible under applicable law. Accordingly, achieving the desired flexibility in the design and delivery of compensation may result in compensation that in certain cases is not deductible for federal income tax purposes, and it is possible that awards intended to qualify as "performance-based compensation" may not so qualify. Moreover, even if the Compensation Committee intended to grant compensation that qualifies as "performance-based compensation" for purposes of Internal Revenue Code Section 162(m), we cannot guarantee that such compensation will so qualify or ultimately is or will be deductible.
Accounting for Stock-Based Compensation. We account for stock-based payments in accordance with the requirements of FASB ASC Topic 718. Based on FASB ASC Topic 718, the grant date of the awards under the NACCO Long-Term Equity Plan for this purpose is the date on which the award shares are issued, which occurs in the year following the year in which the shares are earned. See note (2) to the Company's audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2017 for more information regarding accounting treatment of our equity awards.
Other Policies and Considerations
Assessment of Risks in our Compensation Program. As part of its oversight, the Compensation Committee considers the impact of the Company's compensation program on the Company's risk profile. The Committee directed management to annually undertake a detailed risk assessment of our compensation programs. Each year, management, with the assistance of outside legal counsel, reviews our pay practices and incentive programs to identify any potential risks to the

Company. Our pay philosophy provides an effective balance of base salary and incentive compensation; short-term and long-term performance measures; and financial and, in the case of NACoal non-financial, performance measures and allows for the use of Compensation Committee discretion. Further, the Company has policies to mitigate compensation-related risk, including lengthy holding periods for long-term equity awards; stated payment caps; insider-trading prohibitions and independent Compensation Committee oversight. The Compensation Committee agreed with the findings of management's assessment for 2017 that (1) our compensation programs are effectively designed to help mitigate conduct that is inconsistent with building long-term value of the Company and (2) the risks arising from the Company's compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.
Stock Ownership Guidelines. While the Company encourages the executive officers to own shares of Class A Common, it does not have any formal policy requiring the executive officers to own any specified amount of Class A Common. However, the shares of Class A Common granted under the NACCO Long-Term Equity Plan generally must be held for a period of ten years, which can result in the executive officers of NACCO being required to hold a significant accumulation of Class A Common during their careers.
Role of Executive Officers in Compensation Decisions. Our management, in particular the President and CEO of the Company, reviews our goals and objectives relevant to the compensation of our executive officers. The President and CEO of the Company annually reviews the performance of each executive officer (other than the President and CEO whose performance is reviewed by the Compensation Committee) and makes recommendations based on these reviews, including with respect to salary adjustments and incentive compensation award amounts, to the Compensation Committee. In addition to the President and CEO's recommendations, the Compensation Committee considers recommendations made by the Hay Group, our independent outside compensation consultant, which bases its recommendations upon an analysis of similar positions at a broad range of domestic industries, as well as an understanding of our policies and objectives, as described above. The Compensation Committee may exercise its discretion in modifying any recommended adjustments or awards to executive officers. After considering these recommendations, the Compensation Committee determines the base salary and incentive compensation levels for the executive officers, including each NEO, and any additional discretionary payments.
Impact of "Say on Pay" Stockholder Vote
When setting executive compensation for 2018, the Compensation Committee took into account the results of the stockholder advisory vote on executive compensation that occurred at our 2017 annual meeting of stockholders. At that meeting, we again received strong support for our compensation program, with almost 98% of the votes cast approving our advisory vote on executive compensation. Stockholders chose an annual say on pay frequency at our 2017 annual meeting, with the next advisory vote occurring at our 2018 annual meeting. The Compensation Committee believes that this overwhelming support reinforces the philosophy and objectives of our executive compensation program and applied the same principles in determining the amounts and types of executive compensation for 2018.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the Company's management. Based on these reviews and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company's Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC.
JOHN P. JUMPER              MICHAEL S. MILLER RICHARD DE J. OSBORNE                              Chairman
TIMOTHY K. LIGHT                              DENNIS LABARRE

Summary Compensation Table

The following table sets forth the compensation for services of our NEOs in all capacities to the Company and its subsidiaries in 2017. The information for Messrs. Trepp and Tidey generally includes amounts that were earned for the full year, including the portion of 2017 following the HBBHC spin-off when HBBHC and HBB were no longer our subsidiaries. SEC disclosure rules require that the compensation earned by Messrs. Rankin, Trepp and Tidey in 2017 prior to the spin-off also be included in HBBHC's 2018 proxy statement. This disclosure is duplicative; they were not compensated twice for the same duties.

SUMMARY COMPENSATION TABLE
For Fiscal Year Ended December 31, 2017

Name and Principal Position	Year	Salary(1)($)	Stock Awards(2)($)	Non-Equity Incentive Plan Compensation ($)		Change in Pension Value(3) and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation ($)(5)	Total ($)
J.C. Butler, Jr.; President and CEO of NACCO and President and CEO of NACoal (7)	2017	$617,048	$1,604,506	$1,175,742	(6)	$25,245	$198,181	$3,620,722
	2016	$587,268	$1,539,539	$1,178,616	(6)	$16,727	$148,500	$3,470,650
	2015	$473,045	$422,728	$552,153	(6)	$9,099	$93,820	$1,550,845
Elizabeth I. Loveman; Vice President, Controller and Principal Financial Officer, NACCO	2017	$227,816	$120,419	$144,187	(6)	$2,660	$49,683	$544,765
	2016	$215,379	$125,484	$149,898	(6)	$1,869	$44,346	$536,976
	2015	$202,722	$66,201	$117,744	(6)	$31	$37,571	$424,269
Alfred M. Rankin, Jr.; Former President and CEO of NACCO; Chairman of NACCO, HBBHC, HBB, NACoal and KC (9)	2017	$500,880	$1,687,259	$1,196,884	(6)	$1,824,567	$445,173	$5,654,763
	2016	$604,034	$2,442,736	$1,761,910	(6)	$1,234,283	$345,683	$6,388,646
	2015	$576,604	$1,112,360	$1,291,993	(6)	$647,779	$248,250	$3,876,986
Carroll L. Dewing; Vice President - Operations of NACoal (10)	2017	$301,243	$—	$430,003		$56,832	$84,032	$872,110
John D. Neumann; Vice President, General Counsel and Secretary of NACCO and NACoal (10)	2017	$312,780	$—	$406,966		$6,310	$77,758	$803,814
Harry B. Tipton, III; Vice President - Engineering of NACoal (10)	2017	$305,292	$—	$323,249		$60,227	$70,675	$759,443
Gregory H. Trepp; President and CEO of HBBHC and HBB; CEO of KC	2017	$519,938	$—	$1,419,666	(8)	$163,420	$191,418	$2,294,442
	2016	$624,852	$—	$1,453,696		$251,868	$153,394	$2,483,810
	2015	$599,450	$—	$1,321,553		$229,303	$137,529	$2,287,835
R. Scott Tidey; Senior Vice President North American Sales & Marketing of HBB	2017	$314,769	$—	$465,490	(8)	$49,696	$87,603	$917,558
	2016	$366,583	$—	$520,749		$65,848	$77,551	$1,030,731
	2015	$356,096	$—	$462,532		$51,985	$66,735	$937,348

(1)
The amounts reported under the "Salary" column include both base salary and the perquisite allowance. The amounts under "Salary" for Messrs. Trepp and Tidey have been pro-rated to reflect only the amounts paid prior to the HBBHC spin-off while HBB was our subsidiary.

(2)
The amounts reported in the Stock Awards column are the grant date fair value of the stock issued under the NACCO Long-Term Equity Plan, and, in the case of Mr. Rankin, the NACCO Non-Employee Directors' Plan, computed in accordance with FASB ASC Topic 718. Refer to the table on page 21 under "Long-Term Incentive Compensation" to determine the target long-term awards, as well as the cash-denominated award payouts for 2017 under the NACCO Long-Term Equity Plan.

(3)
Amounts listed in this column include the aggregate increase in the actuarial present value of accumulated plan benefits under our frozen defined benefit pension plans, as described in the Pension Benefits Table on page 36. $0 is included for Messrs. Rankin, Butler, Neumann and Trepp and Ms. Loveman because they do not participate in any of our frozen pension plans. For 2017, $50,789 is included for Mr. Dewing, and $54,992 is included for Mr. Tipton. $761 is included for Mr. Tidey, which is not pro-rated to reflect the spin-off of HBBHC.

(4)
Amounts listed in this column also reflect the interest that is in excess of 120% of the long-term applicable federal rate, compounded monthly, that was credited to the NEOs' accounts under the plans described in the Nonqualified Deferred Compensation Table on page 42. Amounts listed for Messrs. Trepp and Tidey for 2017 reflect the amounts earned for the full year, including the portion of 2017 following the HBBHC spin-off when HBBHC and HBB were no longer our subsidiaries.

(5)
Amounts listed for Messrs. Trepp and Tidey for 2017 reflect the amounts earned for the full year, including the portion of 2017 following the HBBHC spin-off when HBBHC and HBB were no longer our subsidiaries. All other compensation earned during 2017 for each of the NEOs is as follows:

	J.C. Butler, Jr.	Elizabeth I. Loveman	Alfred M. Rankin, Jr.	Carroll L. Dewing	John D. Neumann	Harry B. Tipton, III	Gregory H. Trepp	R. Scott Tidey
Employer Qualified Matching Contributions	$13,500	$13,500	$0	$13,500	$13,500	$13,500	$0	$0
Employer Excess Plan Matching Contributions	$44,987	$2,830	$62,175	$10,435	$10,527	$7,688	$0	$0
Employer Qualified Profit Sharing Contributions	$22,500	$22,500	$0	$22,500	$22,500	$22,500	$13,499	$13,499
Employer Excess Plan Profit Sharing Contributions	$107,110	$8,463	$221,468	$26,258	$26,473	$19,830	$152,253	$60,243
Other Qualified Employer Retirement Contributions	$0	$0	$0	$0	$0	$0	$8,100	$8,100
Other Excess Plan Employer Retirement Contributions	$0	$0	$18,855	$0	$0	$0	$12,697	$4,491
Employer Paid Life Insurance Premiums	$6,462	$978	$12,263	$3,967	$711	$3,811	$1,612	$955
Perquisites and Other Personal Benefits	$2,210	$0	$0	$676	$450	$450	$0	$0
Tax Gross-Ups	$0	$0	$0	$0	$0	$189	$0	$0
Other	$1,412	$1,412	$130,412	$6,696	$3,597	$2,707	$3,257	$315
Total	$198,181	$49,683	$445,173	$84,032	$77,758	$70,675	$191,418	$87,603
Perquisites for Messrs. Butler, Dewing, Neumann and Tipton are spousal travel and airline club memberships. Mr. Tipton's perquisites also includes service awards and the tax gross-up is on the service awards. Amounts listed in "Other" include employer-paid premiums for life and accidental death and dismemberment insurance, personal excess liability insurance and executive travel accident insurance premiums. Amounts listed in "Other" for Mr. Trepp include employer-paid premiums for personal excess liability insurance and wellness subsidies. Amounts listed in "Other" for Mr. Tidey include wellness subsidies. The amounts reported for Messrs. Trepp and Tidey are for the entirety of 2017, and are not pro-rated to reflect the spin-off of HBBHC.

(6)
The amounts listed for Messrs. Butler and Rankin and Ms. Loveman are the cash payments under the NACCO Short-Term Plan and the cash portion (approximately 35%) of the award under the NACCO Long-Term Equity Plan. The amounts listed for Messrs. Dewing, Neumann and Tipton are awards under the NACoal Short-Term Plan and the NACoal Long-Term Plan.

(7)	Mr. Butler was appointed as President and CEO of NACoal, effective July 1, 2015, and was appointed as President and CEO of NACCO, effective October 1, 2017.

(8)
The amounts listed for 2017 include a cash payment of $488,313 to Mr. Trepp and $207,244 to Mr. Tidey under the HBB Short-Term Plan and $931,353 to Mr. Trepp and $258,246 to Mr. Tidey representing the value of their awards under the HBB Long-Term Plan. The amounts reported for Messrs. Trepp and Tidey are for the entirety of 2017, including the portion of the year following the HBBHC spin-off when HBBHC and HBB were no longer our subsidiaries.

(9)
The Company did not provide Mr. Rankin with any tax-favored or defined benefit pension benefits. Of the amount shown for 2017 for Mr. Rankin in the "All Other Compensation" column (and under "Other" in Note (5) above), $302,498 represents non-qualified defined contribution retirement benefits earned in 2017, $11,927 represents employer-paid premiums for life and accidental death and dismemberment insurance and $1,412 represents personal excess liability insurance and executive travel accident insurance premiums provided as an employee through

September 30, 2017. Mr. Rankin began serving as non-executive Chairman of our Board, effective October 1, 2017. Of the amount shown for 2017 for Mr. Rankin in the "All Other Compensation" column of the Summary Compensation Table on page 36 (and under "Other" in the preceding Note (5)), $125,000 is for consulting fees paid between October 1, 2017 and December 31, 2017 pursuant to the consulting agreement between the Company and Mr. Rankin, which is discussed on page 33, $4,000 is for charitable contributions made in our name on behalf of Mr. Rankin under our matching charitable gift program for Directors and $336 is for Company-paid premiums for life insurance and accidental death and dismemberment insurance. Of the amount shown under "Salary," $26,253 is for Director fees earned from October 1, 2017 to December 31, 2017 paid in cash. Of the amount shown for 2017 for Mr. Rankin in the "Stock Awards" column, $35,323 is for Director fees earned from October 1, 2017 to December 31, 2017 and paid in stock. The table below summarizes Mr. Rankin's Director fees for 2017:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Alfred M. Rankin, Jr.	$26,253	$35,323	$4,336	$65,912

(10)	Messrs. Dewing, Neumann and Tipton were not NEOs for 2016 or 2015.

Grants of Plan-Based Awards

The following table sets forth information concerning all awards granted to the NEOs for fiscal year 2017. There are no estimated payouts in the future under our incentive plans.
GRANTS OF PLAN-BASED AWARDS
For Fiscal Year Ended December 31, 2017

				(A) Estimated Future or Possible Payouts Under Non-Equity Incentive Plan Awards		(B) Estimated Future or Possible Payouts Under Equity Incentive Plan Awards		All Other Stock Awards Number of Shares of Stock	Grant Date Fair Value of Stock Awards (2) ($)
Name	Grant Date	Plan Name (1)		Target ($)	Maximum ($)	Target ($)	Maximum ($)	(#)
J.C. Butler, Jr.	N/A	NACCO Short-Term Plan	(3)	$470,890	$706,335	N/A	N/A	N/A	N/A
	2/14/2018	NACCO Long-Term Equity Plan	(4)	$406,143	$1,421,501	$754,265	$2,639,928	N/A	$1,604,506
Elizabeth I. Loveman	N/A	NACCO Short-Term Plan	(3)	$85,540	$128,310	N/A	N/A	N/A	N/A
	2/14/2018	NACCO Long-Term Equity Plan	(4)	$34,430	$120,505	$63,941	$223,794	N/A	$120,419
Alfred M. Rankin, Jr.	N/A	NACCO Short-Term Plan	(3)	$501,018	$751,527	N/A	N/A	N/A	N/A
	2/14/2018	NACCO Long-Term Equity Plan	(4)	$504,149	$1,764,522	$936,278	$3,276,972	N/A	$1,651,936
	1/2/2018	NACCO Non-Employee Directors' Plan	(5)	N/A	N/A	N/A	N/A	927	$35,323
Carroll L. Dewing	N/A	NACoal Short-Term Plan	(3)	$142,110	$213,165	N/A	N/A	N/A	N/A
	N/A	NACoal Long-Term Plan	(6)	$157,900	$552,650	N/A	N/A	N/A	N/A
John D. Neumann	N/A	NACoal Short-Term Plan	(3)	$134,235	$201,353	N/A	N/A	N/A	N/A
	N/A	NACoal Long-Term Plan	(6)	$149,150	$522,025	N/A	N/A	N/A	N/A
Harry B. Tipton, III	N/A	NACoal Short-Term Plan	(3)	$110,360	$165,540	N/A	N/A	N/A	N/A
	N/A	NACoal Long-Term Plan	(5)	$124,155	$434,543	N/A	N/A	N/A	N/A
Gregory H. Trepp	N/A	HBB Short-Term Plan	(3)	$470,890	$706,335	N/A	N/A	N/A	N/A
	N/A	HBB Long-Term Plan	(7)	$1,009,050	$1,513,575	N/A	N/A	N/A	N/A
R. Scott Tidey	N/A	HBB Short-Term Plan	(3)	$199,850	$299,775	N/A	N/A	N/A	N/A
	N/A	HBB Long-Term Plan	(7)	$279,790	$419,685	N/A	N/A	N/A	N/A

(1)	There are no minimum or threshold payouts under any of our incentive plans.

(2)
Amounts in this column reflect the grant date fair value of shares of stock that were granted and initially issued to Messrs. Rankin and Butler and Ms. Loveman under the NACCO Long-Term Equity Plan and to Mr. Rankin under the

NACCO Non-Employee Directors' Plan determined in accordance with FASB ASC Topic 718. These amounts are also reflected in the Summary Compensation Table.

(3)
Awards under the short-term plans are based on a one-year performance period that consists solely of the 2017 calendar year. The awards are paid out as soon as practicable after they are approved by the Compensation Committee so there is no payout opportunity for post-2017 years under these plans. The amounts disclosed are the target and maximum awards that were established by the Compensation Committee in early 2017. The amount the NEOs actually received is disclosed in the Summary Compensation Table.

(4)
Awards under the NACCO Long-Term Equity Plan are based on a one-year performance period that consists solely of the 2017 calendar year. The awards are paid out, partially in restricted stock and partially in cash, as soon as practicable after they are approved by the Compensation Committee so there is no payout opportunity for post-2017 years under the plan. The stock portion of the awards is subject to transfer restrictions, generally for a period of 10 years from the last day of the performance period, as described under the "NACCO Long-Term Equity Plan" beginning on page 28. The amounts disclosed are the dollar values of the target and maximum awards that were established by the Compensation Committee in early 2017. The targets listed include the 15% increase to account for the immediately taxable nature of the equity awards and were calculated using a 350% maximum award value. The 35% cash portion of the award is listed in column (A) of this table. The 65% stock portion of the award is listed in column (B) of this table. The amount the NEOs actually received is disclosed in the Summary Compensation Table. As required under the NACCO Long-Term Equity Plan, Messrs. Rankin and Butler and Ms. Loveman then surrendered a portion of their shares to the Company to pay for additional tax withholding obligations associated with the awards as described in more detail on the Stock Vested Table on page 40.

(5)	Mr. Rankin served as non-executive Chairman of our Board beginning October 1, 2017. Mr. Rankin received 60% of his Director fees in NACCO stock under the NACCO Non-Employee Directors' Plan.

(6)	These amounts reflect the dollar value of the award targets for Messrs. Dewing, Neumann and Tipton for the 2017 award year under the NACoal Long-Term Plan.

(7)	These amounts reflect the dollar value of the award targets for Messrs. Trepp and Tidey for the 2017 award year under the HBB Long-Term Plan.

Equity Compensation

Messrs. Rankin and Butler and Ms. Loveman participate in the NACCO Long-Term Equity Plan. Awards are based on one-year performance periods and are immediately vested and paid when approved by the Compensation Committee. Therefore, no equity awards remain outstanding for the year ended December 31, 2017. They and other employees are also eligible to receive discretionary equity awards under the Supplemental Equity Plan.
Awards under the long-term equity plans are paid partially in cash and partially in the form of fully vested shares of restricted stock that are subject to transfer restrictions generally for a period of ten years from the last day of the performance period. Refer to "NACCO Long-Term Equity Plan" beginning on page 28 and note (4) of the "Grants of Plan-Based Awards" table above for additional information regarding our equity awards. Refer to "Incentive Compensation" beginning on page 16 for additional information regarding our other incentive awards referenced in the "Grants of Plan-Based Awards" table.  Refer to "Compensation Policy and Methodology - Total Target Compensation" on page 13 for additional information regarding the amount of salary and bonus compensation in proportion to total compensation.
The following table reflects the stock awards issued under the NACCO Long-Term Equity Plan for 2017 performance, and, in the case of Mr. Rankin, the NACCO Non-Employee Directors' Plan. No stock awards were issued under the Supplemental Equity Plan for services in 2017.

STOCK VESTED
For Fiscal Year Ended December 31, 2017

Named Executive Officer	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (1)
J.C. Butler, Jr. (2)	36,681	$1,395,162
Elizabeth I. Loveman (2)	2,997	$113,991
Alfred M. Rankin, Jr. (2)	38,459	$1,462,853
Carroll L. Dewing	—	$0
John D. Neumann	—	$0
Harry B. Tipton, III	—	$0
Gregory H. Trepp	—	$0
R. Scott Tidey	—	$0

(1)
The value realized on vesting is the average of the high and low price of Class A Common ($38.035) on the February 14, 2018 grant date under the NACCO Long-Term Equity Plan for the 2017 awards, multiplied by the number of award shares received when granted, which is also the vesting date. In the case of Mr. Rankin, the value realized on vesting also includes shares granted under the NACCO Non-Employee Directors' Plan, which is the average of the high and low price of Class A Common ($38.105) on the January 2, 2018 grant date under the NACCO Non-Employee Directors' Plan for the fourth quarter of 2017, multiplied by the number of shares received when granted, which is also the vesting date.

(2)
The amounts shown in this table represent the net amounts received by Messrs. Rankin and Butler and Ms. Loveman. Their awards were granted pursuant to a net exercise, by which a portion of the shares of stock issued on the grant date were immediately surrendered to the Company to pay for the taxes associated with the stock portion of the award. Prior to the net exercise, Mr. Butler received 42,185 shares, with a fair market value of $1,604,506 realized on all shares initially issued; Ms. Loveman received 3,166 shares, with a fair market value of $120,419 realized on all shares initially issued; and Mr. Rankin received 43,432 shares, with a fair market value of $1,651,936 realized on all shares initially issued under the NACCO Long-Term Equity Plan and received 927 shares, with a fair market value of $35,323 realized on all shares initially issued under the NACCO Non-Employee Directors' Plan.

Potential Payments Upon Termination/Change in Control

As discussed in more detail under "Limited Change in Control Benefits for All Employees" on pages 33 and 34, the following change in control provisions are contained in our incentive plans and retirement plans as applied to the NEOs:

•
the account balances as of the date of the change in control in our Excess Plans, Frozen Retirement Plans and subsidiary long-term incentive plans will be paid in a lump sum payment in the event of a change in control of the Company or the participant's employer; and

•	participants will also receive a pro-rated target award for the year of the change in control under our incentive plans.
For purposes of calculating the amount of any potential payments to the NEOs under the table below, we have assumed that a change in control occurred on December 29, 2017. We believe that the remaining assumptions listed below, which are necessary to produce these estimates, are reasonable. However, there can be no assurance that a change in control would produce the same or similar results as those described if it occurs on any other date or if any assumption is not correct in fact. In connection with Mr. Rankin's retirement from the Company effective September 29, 2017, Mr. Rankin and the Company entered into a consulting agreement, which is described under "Consulting Agreement with Mr. Rankin" on page 33.

POTENTIAL PAYMENTS UPON TERMINATION/CHANGE IN CONTROL

Name	Estimated Total Value of Payments Based on Incentive Plan Award Targets in Year of Change in Control ($)(1)	Estimated Total Value of Cash Payments Based on Balance in Subsidiary Long-Term Plans in Year of Change in Control ($)(2)	Estimated Total Value of Cash Payments Based on Excess Plan and Frozen Retirement Plan Account Balance($)(3)	Estimated Total Value of all Payments on Change in Control ($)(4)
J.C. Butler, Jr.	$1,631,298	N/A	$259,049	$1,890,347
Elizabeth I. Loveman	$183,911	N/A	$36,805	$220,716
Alfred M. Rankin, Jr.	$1,941,445	N/A	$15,230,510	$17,171,955
Carroll L. Dewing	$300,010	$302,584	$147,730	$750,324
John D. Neumann	$283,385	$286,049	$94,127	$663,561
Harry B. Tipton, III	$234,515	$235,199	$70,251	$539,965

(1)
This column reflects the award targets under the 2017 incentive plans for the NEOs. Under the change in control provisions of the plans, the NEOs would have been entitled to receive their award targets for 2017 if a change in control had occurred on December 29, 2017. Awards under the NACCO Long-Term Equity Plan are denominated in dollars and the amounts shown in the above-table reflect the dollar-denominated 2017 target awards. As described in note (4) to the Grants of Plan-Based Awards Table, Messrs. Rankin and Butler and Ms. Loveman would receive approximately 35% of the value of the award in cash, and the remainder in shares of restricted Class A Common.

(2)
This column reflects the December 29, 2017 account balances under the NACoal Long-Term Plan, excluding the 2017 award (which is reflected in Column (1)). Under the change in control provisions of that plan, Messrs. Dewing, Neumann and Tipton would have been entitled to accelerate the payment of their account balances if a change in control had occurred on December 29, 2017. The amounts shown were earned for services performed in years prior to 2017. The Standard Awards under the NACoal Long-Term Plan are already 100% vested. Except as already reflected in Column (1), no additional amounts are paid under the plan due to a change in control. There are no accrued balances under the NACCO Long-Term Equity Plan.

(3)
This column reflects the account balances of the NEOs as of December 29, 2017 under the Excess Plans and Frozen Retirement Plans. Under the change in control provisions of those plans, the NEOs would have been entitled to accelerate the payment of their account balances if a change in control had occurred on December 29, 2017. No additional amounts are paid due to a change in control. The majority of the amounts shown for Mr. Rankin were earned for services performed prior to 2008 and are already100% vested. These plans are discussed in more detail under "Nonqualified Deferred Compensation Benefits" on page 42.

(4)
A "change in control" for purposes of these plans generally consists of any of the following; provided that the event otherwise qualifies as a change in control under the regulations issued under Section 409A of the Code:

(A) An acquisition of more than 50% of the voting securities of the Company (for those plans that cover the employees of the Company) or the voting securities of the subsidiary (for those plans which cover the employees of the subsidiary); other than acquisitions directly from the Company or the subsidiary, as applicable, involving (i) any employee benefit plan; (ii) the Company; (iii) the applicable subsidiary or one of its affiliates; or (iv) the parties to the stockholders' agreement discussed under "Amount and Nature of Beneficial Ownership - Class B Common Stock" on page 58.
(B) The members of the Company's current Board (and their approved successors) ceasing to constitute a majority of the Company's Board or, if applicable, the board of directors of a successor of the Company.
(C) For those plans that cover the employees of a subsidiary, the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the subsidiary and its affiliates, excluding a business combination pursuant to which the individuals and entities who beneficially owned, directly or indirectly, more than 50% of the combined voting power of the applicable entity immediately prior to such business combination continue to hold at least 50% of the voting securities of the successor.
(D) For all plans, the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation, or other transaction involving the Company excluding, however, a business combination pursuant to which both of the following apply: (i) the individuals and entities who beneficially owned, directly or indirectly, more than 50% of the combined voting power of the Company immediately prior to such business combination continue to hold at least 50% of the voting securities of the successor; and (ii) at the time of the execution of the initial agreement, or of the action of the Board of the Company providing for such business combination, at least a majority of the members of the Board of the Company were incumbent Directors.

Nonqualified Deferred Compensation Benefits

Refer to "Retirement Plans" beginning on page 31 for a detailed description of our nonqualified deferred compensation plans. The following table sets forth information concerning benefits earned by, and paid to, the NEOs under our nonqualified defined contribution, deferred compensation plans.
NONQUALIFIED DEFERRED COMPENSATION
For Fiscal Year Ended December 31, 2017

Name	Applicable Plan	Executive Contributions in 2017 ($)(1)	Employer Contributions in 2017 ($)(2)	Aggregate Earnings in 2017 ($)(2)	Aggregate Withdrawals/ Distributions in 2017 ($)	Aggregate Balance at December 31, 2017 ($)
J.C. Butler, Jr.	NACoal Excess Plan	$75,579	$152,097	$31,361	$176,412	$259,049(8)
Elizabeth I. Loveman	NACoal Excess Plan	$22,181	$11,293	$3,329	$29,100	$36,805(8)
Alfred M. Rankin, Jr.	Frozen NACCO Unfunded Plan	$0(3)	$0(3)	$705,301	$552,195(4)	$4,812,017(6)
	Frozen CEO Plan	$0(3)	$0(3)	$1,475,869	$1,092,710(4)	$10,069,313(7)
	NACCO Excess Plan	$0(3)	$302,498	$46,676	$375,339	$349,174(8)
Carroll L. Dewing	NACoal Excess Plan	$101,676	$36,693	$9,361	$109,453	$147,730(8)
	NACoal Long-Term Plan	$0(3)	$251,377	$31,922	$0(5)	$553,961(9)
John D. Neumann	NACoal Excess Plan	$48,591	$37,000	$8,536	$98,247	$94,127(8)
	NACoal Long-Term Plan	$0(3)	$237,447	$30,175	$0(5)	$523,496(9)
Harry B. Tipton, III	NACoal Excess Plan	$36,006	$27,518	$6,727	$83,432	$70,251(8)
	NACoal Long-Term Plan	$0(3)	$197,655	$24,812	$0(5)	$423,854(9)
Gregory H. Trepp	HBB Excess Plan	$0(3)	$164,950	$24,782	$144,891	$189,732(8)
	HBB Long-Term Plan	$0(3)	$931,353	$247,847	$1,232,096	$4,290,152(9)
R. Scott Tidey	HBB Excess Plan	$0(3)	$64,734	$9,726	$60,926	$74,460(8)
	HBB Long-Term Plan	$0(3)	$258,246	$71,074	$256,637	$1,221,432(9)

(1)	These amounts, which were otherwise payable in 2017 but were deferred at the election of the NEOs, are included in the Summary Compensation Table.

(2)
All employer contributions and the "above-market earnings" portion (i.e., the interest earned in excess of 120% of the long-term applicable federal rate) of the amounts shown in the "Aggregate Earnings" column are also included in the Summary Compensation Table.

(3)
No employee contributions are made to the Frozen Retirement Plans, the NACCO Excess Plan, the NACoal Long-Term Plan, the HBB Long-Term Plan or the HBB Excess Plan. No employer contributions are made to the Frozen Retirement Plans.

(4)
The interest that is accrued under the Frozen Retirement Plans each calendar year is paid to Mr. Rankin no later than March 15th of the following year. Because the interest that was credited to his accounts for 2016 was paid in 2017, it is reflected as a distribution for 2017.

(5)	The NACoal Long-Term Plan was established in 2016 and has a three-year holding period. No amounts have satisfied the three-year holding period requirement.

(6)
Of Mr. Rankin's December 31, 2017 account balance, $577,859 is reported in the 2017 Summary Compensation Table and the entire remainder of the account balance was previously reported in prior Summary Compensation Tables.

(7)
Of Mr. Rankin's December 31, 2017 account balance, $1,209,191 is reported in the 2017 Summary Compensation Table and the entire remainder of the account balance was previously reported in prior Summary Compensation Tables.

(8)
The NEOs receive payment of the amounts earned under the Excess Plans for each calendar year (including interest) no later than March 15th of the following year. Because the payments for 2016 were made in 2017, they are reflected as a distribution in 2017. Because the payments for 2017 are made in 2018, they are reflected in the NEOs' aggregate balance as of December 31, 2017 and are not reflected as a distribution in 2017. Since the total account balance is paid out each year, none of their current account balances was previously reported in prior Summary Compensation Tables. Mr. Rankin also received a benefit of $18,855 credited to his account under the NACCO Excess Plan in addition to the substitute matching benefits and profit sharing benefits previously described.

(9)
$251,377 of Mr. Dewing's account balance, $237,447 of Mr. Neumann's account balance, $197,655 of Mr. Tipton's account balance, $1,074,967 of Mr. Trepp's account balance and $299,429 of Mr. Tidey's account balance is reported in the 2017 Summary Compensation Table. No portion of Messrs. Dewing, Neumann and Tipton's respective account balances were reported in prior Summary Compensation Tables because this is the first year they are NEOs. The entire amount of Mr. Trepp's account balance and $704,013 of Mr. Tidey's account balance was previously reported in prior Summary Compensation Tables.

Defined Benefit Pension Plans

The following table sets forth information concerning defined benefit pension benefits earned by, and paid to, the NEOs under our frozen qualified and nonqualified pension plans:
PENSION BENEFITS
As of Fiscal Year Ended December 31, 2017

Named Executive Officer	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Alfred M. Rankin, Jr.; Elizabeth I. Loveman; John D. Neumann; Gregory H. Trepp; and J.C. Butler, Jr.	N/A (2)	N/A	N/A	N/A
Carroll L. Dewing (3)	Coteau Plan	25.92	$657,038	$0
	SERP	25.92	$44,739	$0
Harry B. Tipton, III (4)	Combined Plan	22.33	$565,894	$0
	SERP	22.33	$36,564	$0
R. Scott Tidey (5)	HBB Plan	3.00	$12,537	$0

(1)
The amounts shown were determined as of December 31, 2017, which is the measurement date used in the Company's financial statements for pension benefits. In determining the amounts shown, the following material assumptions were used for the plans:

•	a discount rate of 3.60% (Coteau Plan), 3.55% (Combined Plan), 3.40% (SERP) and 3.30% (HBB Plan);

•
the RP2014 mortality table, projected generationally with scale MP2017, with no adjustments (Coteau Plan and HBB Plan) and RP2014 mortality table, projected generationally with scale MP2017, with white collar adjustments (Combined Plan and SERP); and

•
the assumed retirement age for all plans is the earlier of (i) the plan's stated normal retirement age or (ii) the earliest age at which retirement benefits are available without reduction for age, with no pre-retirement decrement.

(2)	Messrs. Rankin, Trepp, Neumann and Butler and Ms. Loveman never participated in any of our frozen pension plans.

(3)
Mr. Dewing earned a pension benefit under The Coteau Properties Company Pension Plan (the "Coteau Plan") from January 29, 1979 through December 31, 2004. He also earned a non-qualified pension benefit under The North American Coal Corporation Supplemental Retirement Benefit Plan ("SERP"). While his pension benefits were frozen on December 31, 2004, his pension benefits were increased by a cost-of-living adjustment through December 31, 2013. His pension is computed under the following formula: (1) 1.1% of "final average pay" multiplied by years of credited service up to 30, plus (2) 0.5% of final average pay multiplied by years of credited service in excess of 30. Additional benefits are paid for earnings in excess of "covered compensation" taken into account for federal Social Security purposes. "Final average pay" is his average annual earnings for the highest five years during the last ten years prior to the freeze date. Mr. Dewing is 100% vested and may start his unreduced pension following his termination of employment. Pensionable earnings included only base salary, cash in lieu of perquisites and short-term incentive compensation payments and excluded all other forms of compensation. The normal form of payment is a single life annuity for unmarried participants and a 50% or 75% joint and survivor annuity for married participants. Other forms of annuity payments are also available. Annuity benefits are reduced to reflect the survivorship protection.

(4)
Mr. Tipton earned a qualified pension benefit under The Combined Defined Benefit Plan for NACCO Industries, Inc. and Its Subsidiaries (the "Combined Plan") from August 31, 1982 through December 31, 2004 when the benefits were frozen. He also earned a non-qualified pension benefit under The North American Coal Corporation Supplemental Retirement Benefit Plan. While his pension benefits were frozen on December 31, 2004, his pension benefits were increased by a cost-of-living adjustment through December 31, 2013. His pension is computed under the following formula: (1) 1.1% of "final average pay" multiplied by years of credited service up to 30, plus (2) 0.5% of final average pay multiplied by years of credited service in excess of 30. Additional benefits are paid for earnings in excess of "covered compensation" taken into account for federal Social Security purposes. "Final average pay" is his average annual earnings for the highest five years during the last ten years prior to the freeze date. Mr. Tipton is 100% vested and may start his unreduced pension following his termination of employment. Pensionable earnings included only base salary, cash in lieu of perquisites and short-term incentive compensation payments and excluded all other forms of compensation. The normal form of payment is a single life annuity for unmarried participants and a 50% or 75% joint and survivor annuity for married participants. Other forms of annuity payments are also available. Annuity benefits are reduced to reflect the survivorship protection.

(5)
Mr. Tidey earned a cash balance pension benefit under the Hamilton Beach Brands, Inc. Pension Plan (the "HBB Plan") from January 1, 1994 through December 31, 1996, after which the cash balance benefits were frozen. His cash balance benefits were computed based on a percentage of pensionable earnings, using an age-based formula. His frozen cash balance account continues to earn interest. Mr. Tidey is 100% vested in his pension benefits and may take a distribution of his cash balance benefits at any time following his termination of employment. Pensionable earnings included only base salary, cash in lieu of perquisites and short-term incentive compensation payments and excluded all other forms of compensation. The normal form of payment is a single life annuity for unmarried participants and a 50% or 75% joint and survivor annuity for married participants. Other forms of annuity payments and a lump sum are also available. Annuity benefits are reduced to reflect the survivorship protection.

CEO Pay Ratio

We calculated the ratio of the annual total compensation of Mr. Butler, our President and CEO who was serving on the Determination Date as indicated below ("CEO Compensation"), to the median of the annual total compensation of all of our employees and those of our consolidated subsidiaries (other than Mr. Butler) ("Median Annual Compensation") for 2017 in accordance with SEC requirements.  We note that, due to our permitted use of reasonable estimates and assumptions in preparing this pay ratio disclosure, the disclosure may involve a degree of imprecision, and thus this pay ratio disclosure is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions described below.

We identified the median employee ("Median Employee") by examining the total cash compensation for approximately 2,360 individuals, excluding Mr. Butler, employed by the Company and its subsidiaries on October 31, 2017 (the "Determination Date").  For that purpose, we examined the total cash compensation for such individuals for the period January 1, 2017 to October 31, 2017. In this examination, we included all employees, whether employed on a full-time, part-time, or seasonal basis.  We did not make any assumptions, adjustments, or estimates with respect to total cash compensation, and we did not annualize the compensation for any employees that were not employed by us for all of 2017.  We also did not exclude any employees from this examination and did not utilize any statistical sampling or cost-of-living adjustments for purposes of this pay ratio disclosure.  We believe the use of total cash compensation for all employees for that period to identify the Median Employee is a consistently applied compensation measure permitted under SEC requirements because we do not widely distribute annual equity awards to employees.

                After identifying the Median Employee based on total cash compensation, we calculated annual total compensation for 2017 for the Median Employee using the same methodology we use for our NEOs as set forth in the 2017 Summary Compensation Table; the Median Annual Compensation was determined to be $104,200.  Mr. Butler served as our President and CEO from October 1, 2017 through the end of 2017.  CEO Compensation for purposes of this disclosure represents the total compensation reported for Mr. Butler under the 2017 Summary Compensation Table for the 2017 fiscal year, annualized based on Mr. Butler's period of service during the 2017 fiscal year and reasonable estimates regarding the composition of Mr. Butler's compensation that would have been applicable if he had been employed by us in the CEO role for the entire 2017 fiscal year, including his base salary rate as increased in connection with his promotion to CEO, perquisites, and incentive compensation.  CEO Compensation used for purposes of this pay ratio disclosure was determined to be $3,668,674, which is higher than the amount reported for Mr. Butler in the 2017 Summary Compensation Table because of the annualization of his base salary increase for his appointment to President and CEO of the Company.  As a result, the ratio of CEO Compensation to Median Annual Compensation for 2017 was 35:1.

PART III - PROPOSALS TO BE VOTED ON AT THE 2018 ANNUAL MEETING

PROPOSAL 1 - ELECTION OF DIRECTORS
Director-Nominee Information
Our Board has nominated eleven Directors for election at the Annual Meeting. The Directors will hold office from election until the next annual meeting and until their successors are elected or until their death, resignation or removal. With the exception of J.C. Butler, Jr., John S. Dalrymple, III, Timothy K. Light and Matthew M. Rankin, all of the nominees named in the following table are currently Company Directors who were elected at our 2017 annual meeting of stockholders. Messrs. Butler, Dalrymple, Light and Matthew Rankin were recommended to our NCG Committee by our former CEO and appointed to the Board effective September 29, 2017, the date on which we spun-off HBBHC to our stockholders.
It is intended that shares represented by proxies in the enclosed form will be voted for the election of the nominees listed below unless contrary instructions are received. We have no reason to believe that any of the nominees will be unable to serve if elected. However, if an unexpected occurrence should make it necessary, in the judgment of the proxy holders, to substitute some other person for any of the nominees, shares represented by proxies will be voted for such other person as the proxy holders may select.
The disclosure below provides biographical information about each Director nominee. We have also highlighted certain notable qualifications and skills that led our Board to the conclusion that each of them should serve as a Director. We believe that the nomination of each of our Director nominees is in the best long-term interests of our stockholders, as each individual possesses the highest personal and professional ethics, integrity and values, and has the judgment, skill, independence and experience required to serve as a member of our Board. Each Director has also demonstrated a strong commitment of service to the Company.

J.C. Butler, Jr.: Age 57; Director Since 2017

President and CEO of the Company since October 2017. President and CEO of NACoal since July 2015. Senior Vice President - Finance, Treasurer and Chief Administrative Officer of the Company from prior to 2013 to September 2017. Senior Vice President- Project Development, Administration and Mississippi Operations of NACoal from July 2014 to July 2015, and Senior Vice President - Project Development and Administration of NACoal from prior to 2013 to July 2014. Director of Hyster-Yale since September 2012 and of HBBHC since September 2017. Director of Midwest AgEnergy Group, a developer and operator of ethanol facilities in North Dakota, since January 2014. Serves on the board of the National Mining Association and is a member of the Management Committee of the Lignite Mining Association.

With over 20 years of service in the Company's senior management, including as the President and Chief Executive of the Company and NACoal, Mr. Butler has extensive knowledge of our operations and strategies.

John S. Dalrymple, III: Age 69; Director Since 2017
Self-employed (farm manager). From prior to 2013 to December 2016, Governor of North Dakota.

Mr. Dalrymple's experience as the manager of one of the largest agricultural farms in North Dakota and as the former chief executive of North Dakota enables him to provide our Board with significant insight with respect to leadership and management, as well as the political and regulatory landscape in North Dakota, where NACoal has multiple operations.

John P. Jumper: Age 73; Director Since 2012

Director (since 2013), former Chairman of the Board (from 2013 to 2015) and former CEO (from 2013 to 2014) of Leidos Holdings, Inc. (an applied technology company). Retired Chief of Staff, United States Air Force. From 2012 to present, Director of Hyster-Yale. From September 2017 to present, Director of HBBHC. From 2012 to 2013, CEO and Chairman of the Board of Science Applications International Corporation (a government services company). From prior to 2012 to 2013, Director of Science Applications International Corporation.

Through his extensive military career, including as the highest-ranking officer in the U.S. Air Force, General Jumper developed valuable and proven leadership and management skills that make him a significant contributor to our Board. In addition, General Jumper's service on the boards of other publicly traded corporations and his experience as Chairman and CEO of two major publicly traded companies allow him to provide valuable insight to the Board on matters of corporate governance and executive compensation policies and practices.

Dennis W. LaBarre: Age 75; Director Since 1982

Retired Partner of Jones Day (a law firm). From January 2014 to December 2014, Of Counsel of Jones Day. Partner of Jones Day from prior to 2013 to December 2013. From prior to 2013 to present, Director of Hyster-Yale. From September 2017 to present, Director of HBBHC.

Mr. LaBarre is a lawyer with broad experience counseling boards and senior management of publicly traded and private corporations regarding corporate governance, compliance and other domestic and international business and transactional issues. In addition, he was a member of senior management of a major international law firm for more than 30 years. These experiences enable him to provide our Board with an expansive view of the legal and business issues pertinent to the Company, which is further enhanced by his extensive knowledge of us as a result of his many years of service on our Board and through his involvement with its committees.

Timothy K. Light: Age 60; Director Since 2017

Retired Senior Vice President, Business Development of American Electric Power Service Corporation (AEPSC), a wholly owned subsidiary of American Electric Power Company (from December 2016 to May 2017). January 2014 to November 2016, Senior Vice President, Commercial Operations of AEPSC. From prior to 2013 to December 2013, Senior Vice President, Fuel, Emissions and Logistics of AEPSC.

Mr. Light's experience in senior management for a subsidiary of one of the largest electric utility companies in the United States provides our Board with significant insight into operations, leadership and management, particularly with respect to the power generation industry.

Michael S. Miller: Age 66; Director Since 2016
Retired Managing Director of The Vanguard Group. From prior to 2013 to present, Director of Vanguard's Irish-domiciled funds and management company. From September 2017 to present, Director of HBBHC.

Mr. Miller's qualifications to serve on our Board include his experience in senior management of a major financial services and investment management company, his experience as a partner of a major law firm, and his service on the boards of many academic and civic institutions. Mr. Miller provides our Board with financial, legal, compliance/risk management and strategic planning expertise gained through his careers in finance and law and his service on the audit committees of Vanguard's Irish-domiciled funds and management company and, prior to his retirement, various audit committees of Vanguard's affiliated companies.

Richard de J. Osborne: Age 84; Director Since 1998
Retired Chairman and CEO of ASARCO Incorporated (a leading producer of non-ferrous metals). From prior to 2013 to present, non-executive Chairman of the Board of Directors of Datawatch Corp.

Mr. Osborne's experience as chairman, CEO and chief financial officer of a leading producer of non-ferrous metals enables him to provide our Board with a wealth of experience in and understanding of the mining industry. From this experience, as well as his past and current service on the boards of other publicly traded corporations, Mr. Osborne offers our Board a comprehensive perspective for developing corporate strategies and managing risks of a major publicly traded corporation.

Alfred M. Rankin, Jr.: Age 76; Director Since 1972

Non-Executive Chairman of the Company and Chairman of NACoal. From prior to 2013 to September 2017, Chairman, President and CEO of the Company. Since September 2017 to present, President and CEO of Hyster-Yale and Chairman of Hyster-Yale Group. Since September 2017 to present, Executive Chairman of HBBHC and from prior to 2013 to present, Chairman of both HBBHC's principal subsidiaries: HBB and KC. From prior to 2013 to October 2014, Director of The Vanguard Group.

In over 45 years of service to the Company as a Director and over 25 years in senior management, Mr. Rankin has amassed extensive knowledge of all of our strategies and operations. In addition to his extensive knowledge of the Company, he also brings to our Board unique insight resulting from his service on the boards of other publicly traded corporations, The Vanguard Group, the Federal Reserve Bank of Cleveland and Goodrich Corporation. Additionally, through his dedicated service to many of Cleveland's cultural institutions, he provides a valuable link between our Board, the Company, and the community surrounding our corporate headquarters. Mr. Rankin is also the grandson of the founder of NACCO and additionally brings the perspective of a long-term taxable stockholder to our Board.

Matthew M. Rankin: Age 45; Director Since 2017
President and CEO of Carlisle Residential Properties (a real estate property management and development company) from prior to 2013 to present.

Mr. Rankin's experience as the chief executive of a significant property management and development company allows him to provide valuable insight to the Board. Mr. Rankin is the great-grandson of the founder of the Company and brings the perspective of a long-term taxable stockholder to our Board.

Britton T. Taplin: Age 61; Director Since 1992
Self-employed (personal investments) from prior to 2013 to present. Mr. Taplin has also served as a Director of Hyster-Yale from prior to 2013 to present.

Mr. Taplin is the grandson of the founder of the Company and brings the perspective of a long-term taxable stockholder to our Board.

David B.H. Williams: Age 48; Director Since 2012
President of the law firm Williams, Bax & Saltzman, P.C. from prior to 2013 to present.

Mr. Williams is a lawyer with over 20 years of experience providing legal counsel to businesses in connection with litigation and commercial matters. Mr. Williams' substantial experience as a litigator and commercial advisor enables him to provide valuable insight on business and legal issues pertinent to the Company.

YOUR BOARD RECOMMENDS THAT YOU VOTE "FOR" EACH OF THE DIRECTOR NOMINEES PRESENTED IN PROPOSAL 1.

Procedures for Submission and Consideration of Director Candidates
Stockholder recommendations for nominees for election to our Board must be submitted to NACCO Industries, Inc., 5875 Landerbrook Drive, Suite 220, Cleveland, Ohio 44124-4069, Attention: Secretary, and must be received at our offices on or before December 31 of each year in anticipation of the following year's annual meeting of stockholders. The NCG Committee will consider such recommendations if they are in writing and set forth the following information:

1.
the name and address of the stockholder recommending the candidate for consideration as such information appears on our records, the telephone number where such stockholder can be reached during normal business hours, the number of shares of Class A Common and Class B Common owned by such stockholder and the length of time such shares have been owned by the stockholder; if such person is not a stockholder of record or if such shares are owned by an entity, reasonable evidence of such person's beneficial ownership of such shares or such person's authority to act on behalf of such entity;

2.
complete information as to the identity and qualifications of the proposed nominee, including the full legal name, age, business and residence addresses and telephone numbers and other contact information, and the principal occupation and employment of the candidate recommended for consideration, including his or her occupation for at least the past five years, with a reasonably detailed description of the background, education, professional affiliations and business and other relevant experience (including directorships, employment and civic activities) and qualifications of the candidate;

3.	the reasons why, in the opinion of the recommending stockholder, the proposed nominee is qualified and suited to be one of our Directors;

4.	the disclosure of any relationship the candidate has with us or any of our subsidiaries or affiliates, whether direct or indirect;

5.
a description of all relationships, arrangements and understandings between the proposing stockholder and the candidate and any other person(s) (naming such person(s)) pursuant to which the candidate is being proposed or would serve as a Director, if elected; and

6.
a written acknowledgment by the candidate being recommended that he or she has consented to being considered as a candidate, has consented to our undertaking of an investigation into that individual's background, education, experience and other qualifications and will consent to be named in our Proxy Statement and to serve as one of our Directors, if elected.

The NCG Committee has not specifically identified or published qualifications, qualities or skills that our Directors must possess. In evaluating Director nominees, the NCG Committee will consider such factors as it deems appropriate, and other factors identified by our Board. The NCG Committee will consider factors such as judgment, skill, ethics, integrity, values, independence, possible conflicts of interest, experience with businesses and other organizations of comparable size or character and the interplay of the candidate's experience and approach to addressing business issues with the experience and approach of incumbent members of our Board and other new Director candidates. The NCG Committee's goal in selecting Directors for nomination to our Board is generally to seek a well-balanced membership that combines a diversity of experience and skill in order to enable us to pursue our strategic objectives.
The NCG Committee will consider all information provided to it that is relevant to a candidate's nomination as one of our Directors. Following such consideration, the NCG Committee may seek additional information regarding, and may request an interview with, any candidate. Based upon all such information, the NCG Committee will meet to determine whether to recommend the candidate to our Board. The NCG Committee will consider candidates recommended by stockholders on the same basis as candidates from other sources.
The NCG Committee utilizes a variety of methods for identifying and evaluating nominees for Directors. The NCG Committee regularly reviews the appropriate size of our Board and whether any vacancies on our Board are expected due to retirement or otherwise. In the event vacancies are anticipated, or otherwise arise, the NCG Committee may consider various potential candidates. Candidates may be recommended by current members of our Board, third-party search firms or stockholders. The NCG Committee did not retain a search firm during the past fiscal year. The NCG Committee generally does not consider recommendations for Director nominees submitted by individuals who are not stockholders or otherwise affiliated with us. To preserve its impartiality, the NCG Committee may not consider a recommendation that is not submitted in accordance with the procedures set forth above.
Director Compensation
The following table sets forth all compensation of each Director for services as our directors rendered during 2017, other than J.C. Butler, Jr. and Alfred M. Rankin, Jr. In addition to being a Director, Mr. Butler serves as President and CEO of the Company and NACoal. He does not receive any compensation for his services as a Director and his compensation for services as one of our executive officers is shown in the Summary Compensation Table on page 36. While Mr. Rankin has served as non-employee Chairman since October 1, 2017, he served as President and CEO of the Company until September 30, 2017. Accordingly, his compensation as non-employee Chairman is reported in the Summary Compensation Table on page 36.
DIRECTOR COMPENSATION
For Fiscal Year Ended December 31, 2017

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
John S. Dalrymple, III (4)	$16,259	$21,186	$4,725	$42,170
John P. Jumper	$108,803	$93,270	$6,828	$208,901
Dennis W. LaBarre	$119,303	$93,270	$6,440	$219,013
Timothy K. Light (4)	$18,259	$21,186	$725	$40,170
Michael S. Miller	$93,553	$93,270	$6,880	$193,703
Richard de J. Osborne	$99,888	$110,049	$6,700	$216,637
Matthew M. Rankin (4)	$15,009	$21,186	$725	$36,920
James A. Ratner (5)	$81	$177,571	$2,093	$179,745
Britton T. Taplin	$76,053	$93,270	$5,468	$174,791
David F. Taplin (5)	$61,794	$72,084	$2,096	$135,974
David B.H. Williams	$84,803	$93,270	$6,880	$184,953

(1)
Amounts in this column reflect the annual retainers and other fees earned by the Directors in 2017. They also include payment for fractional shares of Class A Common that were paid under the Non-Employee Directors' Plan described below.

(2)
Under the NACCO Non-Employee Directors' Plan, the Directors are required to receive a portion of their annual retainer in shares of Class A Common (the "Mandatory Shares"). They are also permitted to elect to receive all or part of the remainder of the retainer and all fees in the form of shares of Class A Common (the "Voluntary Shares"). Amounts in this column reflect the aggregate grant date fair value of the Mandatory Shares and Voluntary Shares that were granted to Directors under the NACCO Non-Employee Directors' Plan, determined pursuant to FASB ASC Topic 718.

(3)
The amount listed includes: (i) Company-paid life insurance premiums (other than Mr. Alfred Rankin) in the amount of $381 for Messrs. Dalrymple, Light, and Matthew Rankin, $932 for Messrs. Ratner and David Taplin, and $1,243 for the other Directors; (ii) other Company-paid premiums for accidental death and dismemberment insurance for the Director and his spouse (other than Mr. Alfred Rankin); and (iii) personal excess liability insurance premiums for the Directors and immediate family members (other than Messrs. Alfred Rankin and Britton Taplin). The amount listed also includes charitable contributions made in our name on behalf of the Director and his spouse under our matching charitable gift program in the amount of $0 for Messrs. Light, Matthew Rankin, Ratner, and David Taplin and $4,000 for each other Director.

(4)	Messrs. Dalrymple, Light and Matthew Rankin were appointed to our Board of Directors, effective September 29, 2017, in connection with the HBBHC spin-off.

(5)	Messrs. Ratner and David Taplin resigned from our Board of Directors, effective September 29, 2017, in connection with the HBBHC spin-off.
Additional Information Relating to the Director Compensation Table
Each non-employee Director was entitled to receive the following compensation for service on our Board and the NACoal Board:

Type of Compensation	Amount
Annual Board Retainer:
$150,000 ($90,000 of which is required to be paid in shares of Class A Common) except that the Chairman receives an annual retainer of $250,000 ($150,000 of which is required to be paid in shares of Class A Common)

Annual Committee Retainer:	$8,000 Audit Review Committee member ($5,000 for members of other Board committees except the Executive Committee; $0 for Executive Committee)
Committee Chairman Retainer:	$20,000 Audit Review Committee Chairman ($15,000 Compensation Committee Chairman; $10,000 for Chairman of other Board Committees except the Executive Committee; $0 for Executive Committee)
The Director Fee Policy was amended, effective October 1, 2017, in connection with the spin-off of HBBHC to increase the retainer amounts and eliminate the meeting fees. The above retainer amounts reflect the current post-spin-off Director compensation. The retainers are paid quarterly in arrears. Each Director is also reimbursed for expenses incurred as a result of attendance at meetings. We also occasionally make chartered aircraft available to Directors for attendance at meetings.
Under the NACCO Non-Employee Directors' Plan, each non-employee Director except the Chairman receives $90,000 of his $150,000 retainer in the form of restricted shares of Class A Common while the Chairman receives $150,000 of his $250,000 retainer in the form of restricted shares of Class A Common. Any fractional shares are paid in cash. The number of shares of Class A Common issued to a Director is determined by the following formula:
the dollar value of the portion of the applicable retainer that was earned by the Director each quarter divided by
the average closing price of shares of Class A Common on the NYSE for each week during such quarter.
These shares are fully vested on the date of grant, and the Director is entitled to all rights of a stockholder, including the right to vote and receive dividends. However, the Directors are generally required to hold the shares for a period of ten years from the last day of the calendar quarter for which the shares were earned and, during that ten-year holding period, the shares cannot be assigned, pledged or transferred except in the event of divorce or to a trust for the benefit of the Director or his spouse, children or grandchildren. The transfer restrictions lapse earlier in the event of:

•	death; permanent disability or five years from the date of the Director's retirement;

•	the date that a Director is both retired from our Board and has reached age 70; or

•	at such other time as determined by the Board in its sole discretion.
In addition, each Director may elect to receive shares of Class A Common in lieu of cash for up to 100% of the balance of his retainers. However, these Voluntary Shares are not subject to the foregoing transfer restrictions.
Each Director also receives (i) $50,000 in Company-paid life insurance (other than Mr. Alfred Rankin); (ii) Company-paid accidental death and dismemberment insurance for the Director and spouse (other than Mr. Alfred Rankin); (iii) $10 million in personal excess liability insurance for the Director and immediate family members who reside with the Director (other than Messrs. Alfred Rankin and Britton Taplin) and (iv) up to $4,000 per year ($5,000 beginning in 2018) in matching charitable contributions.

PROPOSAL 2 - ADVISORY VOTE TO APPROVE THE COMPANY'S NAMED EXECUTIVE OFFICER COMPENSATION
As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd Frank Act"), and Section 14A of the Exchange Act, we are asking our stockholders to cast a non-binding advisory vote on the Company's Named Executive Officer compensation, commonly referred to as a "say-on-pay" vote. The vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the policies and practices described in this Proxy Statement.
At our 2017 annual meeting, our executive compensation program received approval from almost 98% of the stockholder votes cast. We believe that this result demonstrates our stockholders' endorsement of our Compensation Committee's executive compensation decisions and policies.
Why You Should Approve Our Named Executive Officer Compensation Program
The guiding principle of our compensation program for senior management employees, including NEOs, is maintaining a strong link among an employee's compensation, individual performance and the performance of the Company as a whole and/or the subsidiary for which the employee has responsibility. The primary objectives of our compensation program are to:

•	attract, retain and motivate talented management;

•	reward management with competitive compensation for achievement of specific corporate and individual goals;

•	make management long-term stakeholders in the Company;

•	help ensure that management's interests are closely aligned with those of our stockholders; and

•	maintain consistency in compensation among all of the Company's subsidiaries.
We encourage stockholders to read the Executive Compensation section of this Proxy Statement, including the Compensation Discussion and Analysis and compensation tables, for a more detailed discussion of our compensation programs and policies. We believe our compensation programs and policies:

•	are appropriate and effective in implementing our compensation philosophy and in achieving our goals;

•	align with stockholder interests; and

•	do not reward inappropriate risk taking.
Stockholders should consider the following in determining whether to approve this proposal.
Our Compensation Program Is Highly Aligned with Stockholder Value
We seek to achieve the foregoing policies and objectives through a mix of base salaries and incentive plans. Base salaries are set at levels appropriate to allow the incentive plans to serve as significant motivating factors. Incentive-based compensation plans are designed to provide rewards for achieving or surpassing annual operating and financial performance objectives, as well as to align the compensation interests of the senior management employees, including the Named Executive Officers, with our long-term interests.
Our Compensation Program Has a Strong Pay-for-Performance Orientation
Our compensation program continues to be designed to motivate our employees to deliver superior performance that balances annual results and long-term sustained performance. Our short-term and long-term incentive compensation for our employees is substantially performance based. As shown on the target total compensation table on page 14, over 69% of Mr. Butler's 2017 target compensation was variable or "at risk" and tied to Company performance and, as a group, over 65% of the other NEOs' target compensation was performance-based. Although the design of our compensation program offers opportunities for employees to earn truly superior compensation for outstanding results, it also includes significantly reduced compensation for results that do not meet the previously established performance targets for the year. In general, all performance targets are set at a scale that encourages performance improvement without requiring outstanding short-term results that would encourage conduct inconsistent with building long-term value. The chosen performance metrics are well-aligned with our business strategy and objectives for long-term value creation for our stockholders.
Our Compensation Program Has Appropriate Long-Term Orientation
Our compensation programs and policies have a long-term focus. Our long-term incentive compensation plans enable senior management employees to accumulate capital through future managerial performance. The Compensation Committee believes this contributes to the future success of our business. Our long-term incentive compensation plans generally require long-term commitment on the part of our senior management employees, and cash withdrawals or stock sales are generally not permitted for a number of years. Rather, the awarded amount is effectively invested in the Company for an extended period to strengthen the tie between stockholders' and the NEOs' long-term interests.
With respect to awards issued under the NACCO Long-Term Equity Plan in particular, any gain the executives realize in the long-run depends on what management does to drive the financial performance of the Company and increase our stock price. This is because the restricted shares of Class A Common that are awarded under the NACCO Long-Term Equity Plan generally may not be sold or transferred for up to 10 years from the last day of the applicable performance period. During the holding period, the ultimate value of the shares is subject to change based on the value of the shares of stock. The value of the awards is enhanced as the value of the stock increases. Thus, the awards provide the executives with an incentive over the holding period to increase the value of the Company, which is expected to be reflected in the increased value of the stock awarded. We believe that this encourages our executives to maintain a long-term focus on profitability, which is also in our stockholders' best interests.
Action Requested
Stockholders are asked to vote on the following advisory resolution:
"RESOLVED, THAT THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS, AS DESCRIBED UNDER THE COMPENSATION DISCUSSION AND ANALYSIS, THE COMPENSATION TABLES AND RELATED NARRATIVE DISCUSSION IN THE COMPANY'S 2018 PROXY STATEMENT, IS HEREBY APPROVED."

Stockholder Vote
The say-on-pay vote is advisory and is not binding on us or the Board. The final decision on the Company's executive compensation and benefits remains with the Board and the Compensation Committee. However, we and the Board value the views of our stockholders. The Board and the Compensation Committee expect to review the results of the vote and take them into consideration in addressing future compensation polices and decisions. After careful consideration, the Board has determined that holding an advisory say-on-pay vote every year is the most appropriate policy for the Company at this time. While our compensation programs are designed to promote a long-term connection between pay and performance, our Board believes that an annual say-on-pay vote allows our stockholders to provide us with immediate and direct input on our executive compensation plans and programs. At our 2017 annual meeting, almost 96% of the stockholder votes cast were in favor of an annual say-on-pay vote.

YOUR BOARD RECOMMENDS THAT YOU VOTE "FOR" PROPOSAL 2 TO APPROVE, ON AN ADVISORY BASIS, THE COMPANY'S NAMED EXECUTIVE OFFICER COMPENSATION.

PROPOSAL 3 - RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018
EY has been selected by the Audit Review Committee as the principal independent registered public accounting firm for the current fiscal year for us and our subsidiaries. The Audit Review Committee considered carefully EY's performance and its independence with respect to the services to be performed. The Audit Review Committee is responsible for the audit fee negotiations associated with the retention of EY. In connection with the mandated rotation of the lead audit partner, the Audit Review Committee and its Chairman will continue to be directly involved in the selection of EY lead audit partner. The Audit Review Committee annually evaluates the performance of EY and determines whether to reengage the independent registered public accounting firm.
The appointment of EY as our independent registered public accounting firm is not required to be submitted to a vote of our stockholders for ratification. However, our Board believes that obtaining stockholder ratification is a sound governance practice.

YOUR BOARD AND AUDIT REVIEW COMMITTEE RECOMMEND THAT YOU VOTE "FOR" PROPOSAL 3 TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018.
It is expected that representatives of EY will attend the Annual Meeting, with the opportunity to make a statement if they so desire and, if a representative is in attendance, the representative will be available to answer appropriate questions.
If our stockholders fail to vote in favor of the appointment of EY, the Audit Review Committee will take such actions as it deems necessary as a result of such stockholder vote. Even if the appointment of EY is ratified, the Audit Review Committee may select a different independent registered public accounting firm at any time during fiscal year 2018 if it determines that such a change would be in the best interests of the Company and its stockholders.

PART IV - OTHER IMPORTANT INFORMATION

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and Directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership of such securities with the SEC and the NYSE. Officers, Directors and greater than ten percent beneficial owners are required by applicable regulations to furnish us with copies of all Section 16(a) forms they file.

Based upon the review of the copies of Section 16(a) forms received by us, and upon written representations from reporting persons concerning the necessity of filing a Form 5 Annual Statement of Changes in Beneficial Ownership, we believe that, during 2017, all filing requirements applicable for reporting persons were met.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth the information as of December 31, 2017 with respect to our compensation plans (including individual compensation arrangements) under which equity securities are authorized for issuance:

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Class A Shares:	(a)	(b)	(c)
Equity compensation plans approved by security holders	0	N/A	668,325
Equity compensation plans not approved by security holders	0	N/A	0
Total	0	N/A	668,325
Class B Shares:
Equity compensation plans approved by security holders	0	N/A	80,100
Equity compensation plans not approved by security holders	0	N/A	0
Total	0	N/A	80,100

BENEFICIAL OWNERSHIP OF CLASS A COMMON AND CLASS B COMMON

Set forth in the following tables is the indicated information as of February 28, 2018 (except as otherwise indicated) with respect to (1) each person who is known to us to be the beneficial owner of more than five percent of the Class A Common, (2) each person who is known to us to be the beneficial owner of more than five percent of the Class B Common and (3) the beneficial ownership of Class A Common and Class B Common by our Directors, NEOs and all of our executive officers and Directors as a group. Gregory H. Trepp was the President and Chief Executive Officer of HBB and Chief Executive Officer of KC prior to the spin-off of HBBHC in 2017. R. Scott Tidey was the Senior Vice President, North America Sales and Marketing of HBB prior to the spin-off of HBBHC in 2017. Beneficial ownership of Class A Common and Class B Common has been determined for this purpose in accordance with Rules 13d-3 and 13d-5 under the Exchange Act. Accordingly, the amounts shown in the tables do not purport to represent beneficial ownership for any purpose other than compliance with SEC reporting requirements. Further, beneficial ownership as determined in this manner does not necessarily bear on the economic incidence of ownership of Class A Common or Class B Common.
Holders of shares of Class A Common and Class B Common are entitled to different voting rights with respect to each class of stock. Each share of Class A Common is entitled to one vote per share. Each share of Class B Common is entitled to ten votes per share. Holders of Class A Common and holders of Class B Common generally vote together as a single class on matters submitted to a vote of our stockholders. Shares of Class B Common are convertible into shares of Class A Common on a one-for-one basis, without cost, at any time at the option of the holder of the Class B Common.

Amount and Nature of Beneficial Ownership
Class A Common Stock

Name	Title of Class	Sole Voting or Investment Power		Shared Voting or Investment Power		Aggregate Amount		Percent of Class
Beatrice B. Taplin (1) Suite 300 5875 Landerbrook Drive Cleveland, OH 44124-4069	Class A	60,148		455,338	(1)	515,486	(1)	9.61%
Dimensional Fund Advisors LP (2) 6300 Bee Cave Road Austin, Texas 78746	Class A	446,470	(2)	—		446,470	(2)	8.33%
FMR LLC (3) 245 Summer Street Boston, Massachusetts 02210	Class A	339,340	(3)	—		339,340	(3)	6.33%
Rankin Associates II, L.P. (4) Suite 300 5875 Landerbrook Drive Cleveland, OH 44124-4069	Class A	—		—		338,295	(4)	6.31%
BlackRock, Inc. (5) 55 East 52nd Street New York, NY 10055	Class A	281,513	(5)	—		281,513	(5)	5.25%
J.C. Butler, Jr. (6)	Class A	111,129	(6)	406,389	(6)	517,518	(6)	9.65%
John S. Dalrymple, III (7)	Class A	556		—		556		**
John P. Jumper (7)	Class A	8,503		—		8,503		**
Dennis W. LaBarre (7)	Class A	19,204		—		19,204		**
Timothy K. Light (7)	Class A	556		—		556		**
Michael S. Miller (7)	Class A	2,572		—		2,572		**
Richard de J. Osborne (7)	Class A	15,439		—		15,439		**
Alfred M. Rankin, Jr. (7)	Class A	263,263		418,430	(8)	681,693	(8)	12.71%
Matthew M. Rankin (7)	Class A	9,544		340,225	(9)	349,769	(9)	6.52%
Britton T. Taplin (7)	Class A	41,418		410,975	(10)	452,393	(10)	8.44%
David B.H. Williams (7)	Class A	10,437		412,869	(11)	423,306	(11)	7.89%
Carroll L. Dewing	Class A	1		—		1		**
Elizabeth I. Loveman	Class A	7,111		—		7,111		**
John D. Neumann	Class A	—		103		103		**
R. Scott Tidey	Class A	—		—		—		—
Gregory H. Trepp	Class A	—		—		—		—
Harry B. Tipton, III	Class A	1		34		35		**
All executive officers and Directors as a group (23 persons)	Class A	491,401		974,140	(12)	1,465,541	(12)	27.33%
** Less than 1.0%.

(1)
A Schedule 13G/A filed with the SEC with respect to Class A Common on February 13, 2018 reported that Beatrice B. Taplin may be deemed to beneficially own the shares of Class A Common reported above. Ms. Taplin may be deemed to share with the other members of Abigail LLC and Abigail II LLC voting and investment power over the 56,120 shares of Class A Common and 349,100 shares of Class A Common held by Abigail LLC and Abigail II LLC, respectively. Ms. Taplin disclaims beneficial ownership of 46,016 shares of Class A Common and 4,500 shares of Class A Common in excess of her pecuniary interest in Abigail LLC and Abigail II LLC, respectively.

(2)
A Schedule 13G/A filed with the SEC with respect to Class A Common on February 9, 2018 reported that Dimensional Fund Advisors LP ("Dimensional") may be deemed to beneficially own the shares of Class A Common reported above as a result of being an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 that furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as an investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts

(the "Dimensional Funds"), which own the shares of Class A Common. In its role as investment adviser or manager, Dimensional possesses the sole power to vote 433,612 shares owned by the Dimensional Funds of Class A Common and the sole power to invest 446,470 shares of Class A Common owned by the Dimensional Funds. However, all shares of Class A Common reported above are owned by the Dimensional Funds. Dimensional disclaims beneficial ownership of all such shares.

(3)	A Schedule 13G filed with the SEC with respect to Class A Common on February 13, 2018 reported that FMR LLC may be deemed to beneficially own the shares of Class A Common reported above.

(4)
A Schedule 13G/A filed with the SEC with respect to Class A Common on February 13, 2018 reported that Rankin Associates II, L.P. ("Associates"), which is made up of the individuals and entities holding limited partnership interests in Associates and Rankin Management, Inc. ("RMI"), the general partner of Associates, may be deemed to be a "group" as defined under the Exchange Act that beneficially owns the 338,295 shares of Class A Common held by Associates. Although Associates holds the 338,295 shares of Class A Common, it does not have any power to vote or dispose of such shares of Class A Common. RMI has the sole power to vote such shares and shares the power to dispose of such shares with the other individuals and entities holding limited partnership interests in Associates. RMI exercises such powers by action of its board of directors, which acts by majority vote and consists of Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, the individual trusts of whom are the shareholders of RMI. Under the terms of the Limited Partnership Agreement of Associates, Associates may not dispose of Class A Common without the consent of RMI and the approval of the holders of more than 75% of all of the partnership interests of Associates.

(5)	A Schedule 13G/A filed with the SEC with respect to Class A Common on January 23, 2018 reported that BlackRock, Inc. may be deemed to beneficially own the shares of Class A Common reported above.

(6)
As a result of J.C. Butler, Jr. holding through his trust, of which he is trustee, partnership interests in Associates, Mr. Butler may be deemed to beneficially own and share the power to dispose of 338,295 shares of Class A Common held by Associates; however, Mr. Butler disclaims beneficial ownership of 330,661 shares of Class A Common held by Associates in excess of his pecuniary interest in the entity. In addition, Mr. Butler may be deemed to share with his spouse voting and investment power over 68,094 shares of Class A Common beneficially owned by his spouse; he disclaims all interest in such shares. In addition, Mr. Butler disclaims all interest in 8,010 shares of Class A Common held in trust for the benefit of his children and for which he is the trustee and has sole power to vote and dispose of the shares.

(7)
Pursuant to our Non-Employee Directors' Plan, each non-employee Director has the right to acquire additional shares of Class A Common within 60 days after February 28, 2018. The shares each non-employee Director has the right to receive are not included in the table because the actual number of additional shares will be determined on April 2, 2018 by taking the amount of such Director's quarterly retainer required to be paid in shares of Class A Common plus any voluntary portion of such Director's quarterly retainer, if so elected, divided by the average of the closing price per share of Class A Common on the Friday (or if Friday is not a trading day, the last trading day before such Friday) for each week of the calendar quarter ending on March 31, 2018.

(8)
As a result of Alfred M. Rankin, Jr. holding through his trust, of which he is trustee, partnership interests in Associates, Mr. Rankin may be deemed to beneficially own, and share the power to dispose of 338,295 shares of Class A Common held by Associates. Mr. Rankin disclaims beneficial ownership of 415,504 shares of Class A Common held by (a) members of Mr. Rankin's family, (b) trusts for the benefit of members of Mr. Rankin's family and (c) Associates to the extent in excess of his pecuniary interest in each entity.

(9)
As a result of Matthew M. Rankin holding through his trust, of which he is trustee, partnership interests in Associates, Mr. Rankin may be deemed to beneficially own and share the power to dispose of 338,295 shares of Class A Common held by Associates; however, Mr. Rankin disclaims beneficial ownership of 329,192 shares of Class A Common held by Associates in excess of his pecuniary interest in the entity. In addition, Mr. Rankin may be deemed to share with his spouse voting and investment power over 722 shares of Class A Common beneficially owned by his spouse; he disclaims all interest in such shares. Mr. Rankin disclaims all interest in 1,208 shares of Class A Common held in trust for the benefit of his children and for which he is the co-trustee and has shared power to vote and dispose of the shares.

(10)
Britton T. Taplin may be deemed to share with his spouse voting and investment power over 5,755 shares of Class A Common held by Mr. Taplin's spouse; however, Mr. Taplin disclaims beneficial ownership of such shares. Mr. Taplin may be deemed to share with the other members of Abigail LLC and Abigail II LLC voting and investment power over the 56,120 shares of Class A Common and 349,100 shares of Class A Common held by Abigail LLC and Abigail II LLC, respectively. Mr. Taplin disclaims beneficial ownership of 40,781 shares of Class A Common and 347,600 shares of Class A Common held by Abigail LLC and Abigail II LLC, respectively, in excess of his pecuniary interest in each entity. Mr. Taplin has pledged 41,418 shares of Class A Common.

(11)
As a result of David B.H. Williams holding through his trust, of which he is trustee, partnership interests in Associates, Mr. Williams may be deemed to beneficially own and share the power to dispose of, 338,295 shares of Class A Common held by Associates; however, Mr. Williams disclaims beneficial ownership of 331,396 shares of Class A Common held by Associates in excess of his pecuniary interest in the entity. In addition, Mr. Williams may be deemed to share with his spouse voting and investment power over 68,094 shares of Class A Common beneficially owned by his spouse and 6,480 held in trust for the benefit of his children; he disclaims all interest in such shares.

(12)
The aggregate amount of Class A Common beneficially owned by all executive officers and Directors and the aggregate amount of Class A Common beneficially owned by all executive officers and Directors as a group for which they have shared voting or investment power include the shares of Class A Common of which: (i) Mr. Butler has disclaimed beneficial ownership in note (6) above; (ii) Mr. Alfred Rankin has disclaimed beneficial ownership in note (8) above; (iii) Mr. Matthew Rankin has disclaimed beneficial ownership in note (9) above; (iv) Mr. Taplin has disclaimed beneficial ownership in note (10) above; and (v) Mr. Williams has disclaimed beneficial ownership in note (11) above. As described in note (7) above, the aggregate amount of Class A Common beneficially owned by all executive officers and Directors as a group as set forth in the table above does not include shares that the non-employee Directors have the right to acquire within 60 days after February 28, 2018 pursuant to the Non-Employee Directors' Plan.

Class B Common Stock

Name	Title of Class	Sole Voting or Investment Power		Shared Voting or Investment Power		Aggregate Amount		Percent of Class
Clara Taplin Rankin, et al. (1) Suite 300 5875 Landerbrook Drive Cleveland, OH 44124-4069	Class B	—		—		1,542,757	(1)	98.26%
Rankin Associates I, L.P. (2) Suite 300 5875 Landerbrook Drive Cleveland, OH 44124-4069	Class B	—		—		472,371	(2)	30.08%
Rankin Associates IV, L.P. (3) Suite 300 5875 Landerbrook Drive Cleveland, OH 44124-4069	Class B	—		—		400,000	(3)	25.48%
J.C. Butler, Jr. (4)	Class B	—		881,566	(4)	881,566	(4)	56.15%
John S. Dalrymple, III	Class B	—		—		—		—%
John P. Jumper	Class B	—		—		—		—%
Dennis W. LaBarre	Class B	—		—		—		—%
Timothy K. Light	Class B	—		—		—		—%
Michael S. Miller	Class B	—		—		—		—%
Richard de J. Osborne	Class B	—		—		—		—%
Alfred M. Rankin, Jr. (5)	Class B	134,209		872,371	(5)	1,006,580	(5)	64.11%
Matthew M. Rankin	Class B	—		—		—		—%
Britton T. Taplin	Class B	—		—		—		—%
David B.H. Williams (6)	Class B	—		881,566	(6)	881,566	(6)	56.15%
Carroll L. Dewing	Class B	—		—		—		—%
Elizabeth I. Loveman	Class B	—		—		—		—%
John D. Neumann	Class B	—		—		—		—%
R. Scott Tidey	Class B	—		—		—		—%
Harry B. Tipton, III	Class B	—		—		—		—%
Gregory H. Trepp	Class B	—		—		—		—%
All executive officers and Directors as a group (23 persons)	Class B	134,209	(7)	890,761	(7)	1,024,970	(7)	65.28%

** Less than 1.0%.

(1)
A Schedule 13D/A filed with the SEC with respect to Class B Common on February 13, 2018 ("the Stockholders' 13D") reported that, except for NACCO, including in its capacity as depository, the signatories to the stockholders' agreement, together in certain cases with trusts and custodianships, which are referred to collectively as the Signatories, may be deemed to be a "group" as defined under the Exchange Act, and therefore may be deemed as a group to beneficially own all of the Class B Common subject to the stockholders' agreement, which is an aggregate of 1,542,757 shares. The stockholders' agreement requires that each Signatory, prior to any conversion of such Signatory's shares of Class B Common into Class A Common or prior to any sale or transfer of Class B Common to any permitted transferee (under the terms of the Class B Common) who has not become a Signatory, offer such shares to all of the other Signatories on a pro-rata basis. A Signatory may sell or transfer all shares not purchased under the right of first refusal as long as they first are converted into Class A Common prior to their sale or transfer. The shares of Class B Common subject to the stockholders' agreement constituted 98.26% of the Class B Common outstanding on February 28, 2018 or 73.24% of the combined voting power of all Class A Common and Class B Common outstanding on such date. Certain Signatories own Class A Common, which is not subject to the stockholders' agreement. Under the stockholders' agreement, NACCO may, but is not obligated to, buy any of the shares of Class B Common not purchased by the Signatories following the trigger of the right of first refusal. The stockholders' agreement does not restrict in any respect how a Signatory may vote such Signatory's shares of Class B Common.

(2)
A Schedule 13D/A filed with the SEC with respect to Class B Common on February 13, 2018 reported that Rankin Associates I, L.P. ("Rankin I") and the trusts holding limited partnership interests in Rankin I may be deemed to be a

"group" as defined under the Exchange Act and therefore may be deemed as a group to beneficially own 472,371 shares of Class B Common held by Rankin I. Although Rankin I holds the 472,371 shares of Class B Common, it does not have any power to vote or dispose of such shares of Class B Common. Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, as trustees and primary beneficiaries of trusts acting as general partners of Rankin I, share the power to vote such shares of Class B Common. Voting actions are determined by the general partners owning at least a majority of the general partnership interests of Rankin I. Each of the trusts holding general and limited partnership interests in Rankin I share with each other the power to dispose of such shares. Under the terms of the Second Amended and Restated Limited Partnership Agreement of Rankin I, Rankin I may not dispose of Class B Common or convert Class B Common into Class A Common without the consent of the general partners owning more than 75% of the general partnership interests of Rankin I and the consent of the holders of more than 75% of all of the partnership interests of Rankin I. The Stockholders' 13D reported that the Class B Common beneficially owned by Rankin I and each of the trusts holding limited partnership interests in Rankin I is also subject to the stockholders' agreement.

(3)
A Schedule 13D/A filed with the SEC with respect to Class B Common on February 13, 2018 reported that Rankin Associates IV, L.P. ("Rankin IV") and the trusts holding limited partnership interests in Rankin IV may be deemed to be a "group" as defined under the Exchange Act and therefore may be deemed as a group to beneficially own 400,000 shares of Class B Common held by Rankin IV. Although Rankin IV holds the 400,000 shares of Class B Common, it does not have any power to vote or dispose of such shares of Class B Common. Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, as trustees and primary beneficiaries of trusts acting as general partners of Rankin IV, share the power to vote such shares of Class B Common. Voting actions are determined by the general partners owning at least a majority of the general partnership interests of Rankin IV. Each of the trusts holding general and limited partnership interests in Rankin IV share with each other the power to dispose of such shares. Under the terms of the Amended and Restated Limited Partnership Agreement of Rankin IV, Rankin IV may not dispose of Class B Common or convert Class B Common into Class A Common without the consent of the general partners owning more than 75% of the general partnership interests of Rankin IV and the consent of the holders of more than 75% of all of the partnership interests of Rankin IV. The Stockholders' 13D reported that the Class B Common beneficially owned by Rankin IV and each of the trusts holding limited partnership interests in Rankin IV is also subject to the stockholders' agreement.

(4)
J.C. Butler, Jr.'s spouse is a member of Rankin I and Rankin IV; therefore, Mr. Butler may be deemed to share beneficial ownership of 872,371 shares of Class B Common held by Rankin I and Rankin IV. Mr. Butler's spouse also owns 9,195 shares of Class B Common, which are held in trust. Mr. Butler disclaims beneficial ownership of all Class B Common shares held by Rankin I, Rankin IV and his spouse's personal trusts. The Stockholders' 13D reported that the Class B Common beneficially owned by Mr. Butler is subject to the stockholders' agreement.

(5)
Alfred M. Rankin, Jr. may be deemed to be a member of the group described in note (2) above as a result of holding through his trust, of which he is trustee, partnership interests in Rankin I and therefore may be deemed to beneficially own, and share the power to vote and dispose of, 472,371 shares of Class B Common held by Rankin I. The trusts holding limited partnership interests in Rankin IV may be deemed to be a "group" as defined under the Exchange Act. Mr. Rankin may be deemed to be a member of the group described in note (3) above as a result of holding through his trust, of which he is trustee, partnership interests in Rankin IV and therefore may be deemed to beneficially own, and share the power to vote and dispose of, 400,000 shares of Class B Common held by Rankin IV. Mr. Rankin disclaims beneficial ownership of 856,620 shares of Class B Common held by Rankin I and Rankin IV to the extent in excess of his pecuniary interest in the entities. The Stockholders' 13D reported that the Class B Common beneficially owned by Alfred M. Rankin, Jr. is subject to the stockholders' agreement.

(6)
David B.H.Williams' spouse is a member of Rankin I and Rankin IV; therefore, he may be deemed to share beneficial ownership of 872,371 shares of Class B Common held by Rankin I and Rankin IV. Mr. Williams' spouse also owns 9,195 shares of Class B Common, which are held in trust. Mr. Williams disclaims beneficial ownership of all Class B Common shares held by Rankin I, Rankin IV and his spouse's personal trusts. The Stockholders' 13D reported that the Class B Common beneficially owned by Mr. Williams is subject to the stockholders' agreement.

(7)
The aggregate amount of Class B Common beneficially owned by all executive officers and Directors as a group and the aggregate amount of Class B Common beneficially owned by all executive officers and Directors as a group for which they have shared voting or investment power include the shares of Class B Common of which: Mr. Butler has disclaimed beneficial ownership in note (4) above; Mr. Alfred Rankin has disclaimed beneficial ownership in note (5) above; and Mr. Williams has disclaimed beneficial ownership in note (6) above.

Beatrice B. Taplin is the sister-in-law of Clara Taplin Rankin. Britton T. Taplin is the son of Beatrice B. Taplin and a nephew of Clara Taplin Rankin. Clara Taplin Rankin is the mother of Alfred M. Rankin, Jr. J.C. Butler, Jr., the President and Chief Executive Officer of NACCO, is the son-in-law of Alfred M. Rankin, Jr. and is married to the sister of David B.H. Williams' spouse. David B.H. Williams is the son-in-law of Alfred M. Rankin, Jr. and is married to the sister of Mr. Butler's spouse. Matthew M. Rankin is the grandson of Clara Taplin Rankin and the nephew of Alfred M. Rankin, Jr. The combined beneficial ownership of such foregoing persons equals 1,520,060 shares, or 28.34%, of the Class A Common and 1,052,280 shares, or 67.02%, of the Class B Common outstanding on February 28, 2018. The combined beneficial ownership of all our Directors, together with Beatrice B. Taplin, and all of our executive officers whose beneficial ownership of Class A Common and Class B Common must be disclosed in the foregoing tables in accordance with Rule 13d-3 under the Exchange Act, equals 1,575,807 shares, or 29.38%, of the Class A Common and 1,052,280 shares, or 67.02%, of the Class B Common outstanding on February 28, 2018. Such shares of Class A Common and Class B Common together represent 57.44% of the combined voting power of all Class A Common and Class B Common outstanding on such date.

SUBMISSION OF STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be eligible for inclusion in our Proxy Statement and form of proxy relating to our next annual meeting must be received on or before November 26, 2018. Such proposals must be addressed to the Company, 5875 Landerbrook Drive, Suite 220, Cleveland, Ohio 44124-4069, Attention: Secretary. Any stockholder intending to propose any matter at the next annual meeting but not intending for us to include the matter in our Proxy Statement and proxy related to the next annual meeting must notify us on or after December 26, 2018 but on or before January 25, 2019 of such intention in accordance with the procedures set forth in our Bylaws. If we do not receive such notice within that time frame, the notice will be considered untimely. Our proxy for the next annual meeting will grant authority to the persons named therein to exercise their voting discretion with respect to any matter of which we did not receive notice between December 26, 2018 and January 25, 2019. Notices should be submitted to the address set forth above.

SOLICITATION OF PROXIES

We will bear the costs of soliciting proxies from our stockholders. In addition to the use of the mails, proxies may be solicited by our Directors, officers and employees by in-person meeting, telephone or other forms of communication. Such persons will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with, and reimbursement of reasonable out-of-pocket expenses will be paid to, brokerage houses and other custodians, nominees and fiduciaries for forwarding solicitation materials to the beneficial owners of Class A Common and Class B Common held of record by such persons.

OTHER MATTERS

The Directors know of no other matters that are likely to be brought before the meeting. The enclosed proxy card grants to the persons named in the proxy card the authority to vote in their best judgment regarding all other matters properly raised at the Annual Meeting.
John D. Neumann
Secretary
Cleveland, Ohio
March 26, 2018
It is important that the proxies be returned promptly. Stockholders of record who do not expect to attend the meeting are urged to fill out, sign, date and mail the enclosed form of proxy in the enclosed envelope, which requires no postage if mailed in the United States, or in the alternative, vote your shares electronically either over the internet (www.investorvote.com/NC) or by touch-tone telephone (1-800-652-8683). Stockholders who hold both Class A Common and Class B Common only have to complete the single enclosed form of proxy or vote once via the internet or telephone. For information on how to obtain directions to attend the annual meeting and vote in person, please contact our Secretary at 5875 Landerbrook Drive, Suite 220, Cleveland, Ohio 44124-4069, or call (440) 229-5151 or email ir@naccoind.com.

NACCO Industries, Inc.

# Admission Ticket

**IMPORTANT ANNUAL MEETING INFORMATION**

## Electronic Voting Instructions

**Available 24 hours a day, 7 days a week!**

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

**Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Central Time, on May 15, 2018.**

### Vote by Internet

- Go to **www.investorvote.com/NC**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

### Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch-tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

## Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

### A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:

| | | | |
|---|---|---|---|
| 01 - J. C. Butler, Jr. | 02 - John S. Dalrymple, III | 03 - John P. Jumper | 04 - Dennis W. LaBarre |
| 05 - Timothy K. Light | 06 - Michael S. Miller | 07 - Richard de J. Osborne | 08 - Alfred M. Rankin, Jr. |
| 09 - Matthew M. Rankin | 10 - Britton T. Taplin | 11 - David B. H. Williams | |

☐ **Mark here to vote FOR all nominees**

☐ **Mark here to WITHHOLD vote from all nominees**

☐ **Mark here to vote FOR ALL EXCEPT** - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.

| 01 | 02 | 03 | 04 | 05 | 06 | 07 | 08 | 09 | 10 | 11 |
|---|---|---|---|---|---|---|---|---|---|---|
| ☐ | ☐ | ☐ | ☐ | ☐ | ☐ | ☐ | ☐ | ☐ | ☐ | ☐ |

| Proposal | For | Against | Abstain |
|---|---|---|---|
| 2. Proposal to approve, on an advisory basis, the Company's Named Executive Officer compensation. | ☐ | ☐ | ☐ |
| 3. Proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for 2018. | ☐ | ☐ | ☐ |

### B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

| Date (mm/dd/yyyy) — Please print date below. | Signature 1 — Please keep signature within the box. | Signature 2 — Please keep signature within the box. |
|---|---|---|
| / / | | |

**IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.**

1 U P X

02RLAA

## 2018 Annual Meeting Admission Ticket

**2018 Annual Meeting of**
**NACCO Industries, Inc. Stockholders**

**May 16, 2018, 11:00 a.m. Local Time**
**NACCO Industries, Inc.**
**5875 Landerbrook Dr., Cleveland, OH 44124**

**Upon arrival, please present this admission ticket and photo identification at the registration desk.**

**The 2018 Proxy Statement and 2017 Annual Report are available, free of charge, at http://www.nacco.com by clicking on the "2018 Annual Meeting Materials" link and then clicking on either the "2018 Proxy Statement" link or the "2017 Annual Report" link, as appropriate.**

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

+

## Proxy — NACCO Industries, Inc.

## Notice of 2018 Annual Meeting of Stockholders

### Proxy Solicited by Board of Directors for Annual Meeting — May 16, 2018

Richard de J. Osborne and Alfred M. Rankin, Jr., or either of them, each with the full power of substitution, are hereby authorized to represent and vote all shares of Class A Common Stock and Class B Common Stock of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of NACCO Industries, Inc. to be held on May 16, 2018 or at any postponement or adjournment thereof.

**Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all the nominees listed and FOR Proposals 2 and 3.**

**In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or at any postponement or adjournment thereof.**

(Items to be voted appear on reverse side.)

**C Non-Voting Items**

**Change of Address** — Please print your new address below.

**Meeting Attendance**
Mark the box to the right if you plan to attend the Annual Meeting. ☐

**IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.** +